Exhibit 2.1
***Text omitted pursuant to
Item 601(a)(6) of Regulation S-K

PURCHASE AND SALE AGREEMENT
between
SEMPRA ENERGY INTERNATIONAL HOLDINGS N.V.
as Seller,
and
CHINA YANGTZE POWER INTERNATIONAL (HONGKONG) CO, LIMITED
as Buyer
–––––––––––––––––––––––––––––––––––

Dated as of September 27, 2019

i

SCHEDULES
Schedule C Purchase Price Calculation Schedule
Schedule D Form of Funds Flow Schedule
Schedule E Form of Closing Adjustment Certificate

EXHIBITS
Exhibit A-1 Letter of Undertaking
Exhibit A-2 Meeting Letter
Exhibit B Officers’ List and Releasing Company Entities’ List
Exhibit C-1 Form of Officers’ Resignation Letter
Exhibit C-2 Form of Releasing Company Entities’ Resolutions
Exhibit D Form of Buyer Share Certificate
Exhibit E Instrument of Transfer

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is entered into as of September 27, 2019, by and between Sempra Energy International Holdings, N.V., a private limited liability company (naamloze vennootschap) existing under the Laws of Netherlands (“Seller”), and China Yangtze Power International (Hongkong) Co., Limited, a private company organized under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Buyer”). Each of Seller and Buyer is referred to individually as a “Party”, and, collectively, as the “Parties”.
W I T N E S S E T H:
WHEREAS, Seller owns all of the issued and outstanding Interests of Sempra Americas Bermuda Ltd., a limited liability company existing under the Laws of Bermuda (“Peruvian Holdco”) and 50.0000006899578% of the issued and outstanding Interests of Peruvian Opportunity Company S.A.C., a closely held corporation (sociedad anónima cerrada) existing under the Laws of Peru (“POC”) (each of Peruvian Holdco and POC, a “Company” and collectively, the “Companies”) (such Interests, the “Company Interests”);
WHEREAS, each of the Companies owns, directly or indirectly, the issued and outstanding Interests in, or is the beneficiary of, the Persons set forth on Section 3.3 of the Seller Disclosure Schedule in the form and percentages listed therein (together with the Companies, the “Company Entities”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Interests, on the terms and subject to the conditions set forth herein (the “Transaction”); and
WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Seller’s willingness to enter into this Agreement and consummate the Transaction, (i) China Three Gorges Corporation and China Three Gorges Construction Management Co. Ltd. have entered into a letter of undertaking in favor of Seller (the “Letter of Undertaking”) in the form attached hereto as Exhibit A-1, and (ii) China Yangtze Power Company Limited (“Buyer Parent”) has entered into a letter agreement in favor of Seller (the “Meeting Letter”) in the form attached hereto as Exhibit A-2.
NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Standards” means IFRS as applied in the relevant jurisdiction on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Financial Statements.
“Acquisition Proposal” has the meaning set forth in Section 6.17.
“Action” means any action, suit or proceeding by or before any court or other Governmental Authority or arbitrator.

“Adjusted Net Indebtedness” means an amount, which amount may be positive or negative, calculated in accordance with Schedule C, equal to (a) the Net Indebtedness of the Company Entities, minus (b) the Net Cash of the Company Entities (after multiplying the amount of Adjusted Net Indebtedness of each Company Entity by such Company Entity’s Applicable Percentage).
“Adjusted Working Capital” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to (a) the Current Assets of the Company Entities, minus (b) the Current Liabilities of the Company Entities (after multiplying the amount of Adjusted Working Capital of each Company Entity by such Company Entity’s Applicable Percentage). Notwithstanding the foregoing, Transaction Expenses shall not be taken into account in the calculation of Adjusted Working Capital.
“Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to the difference of (a) the Working Capital Adjustment Amount minus (b) the Net Indebtedness Adjustment Amount.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company Entities shall be deemed, for purposes of this Agreement, to be an Affiliate of Seller prior to Closing and an Affiliate of Buyer from and after the Closing, unless expressly provided otherwise in this Agreement. Notwithstanding anything in the foregoing, any Person shall not be deemed as an Affiliate of another Person solely because it is, controlled by, or under the common control with, the government or governmental department, agency or entity of such other Person; provided, that China Three Gorges Corporation and any subsidiary and any other Person controlled by China Three Gorges Corporation shall constitute Affiliates of Buyer.
“Affiliate Contract” means any Contract between Seller or any of its Affiliates other than a Company Entity, on the one hand, and any Company Entity, on the other hand, excluding any Intercompany Accounts which are to be paid, settled, netted, cancelled, forgiven or released pursuant to Section 6.9.
“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto and the Disclosure Schedules, as each of the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Anti-Bribery Laws” means any and all Laws related to the prevention of corruption and bribery (including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder) and any similar Laws.
“Anti-Money Laundering Laws” means any and all Laws related to terrorism financing or money laundering, including, to the extent applicable, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act, the rules and regulations thereunder and any similar Laws.

“Applicable Percentage” means the “Applicable Percentage” set forth for each Company Entity on Section 3.3 of the Seller Disclosure Schedule.
“Audited Companies” means each of Peruvian Holdco and POC.
“Audited Financial Statements” has the meaning set forth in Section 3.6.
“Balance Sheet Date” has the meaning set forth in Section 3.6.
“Base Purchase Price” means $3,590,000,000.
“Benefit Plan” means any voluntary plan, program, fund, or policy (whether written or unwritten) maintained, sponsored, adopted, contributed to, or followed by any Company Entity, providing pension, retirement, , hospitalization, medical, dental, vision, life insurance, death benefit, disability, severance, termination indemnity, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits to any employee of any of the Company Entities; provided, however, that any employee benefit under any Law, governmental plan or program will not be considered a “Benefit Plan” for the purposes of this Agreement.
“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, Hong Kong Special Administrative Region of the People’s Republic of China, or the People’s Republic of China are not open for the transaction of normal banking business or, solely for the determination of the Closing Date, Peru.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof.
“Buyer Indemnified Parties” means Buyer, any Affiliate of Buyer, and any officer, director, employee, agent or representative of Buyer and their respective successors and permitted assignees.
“Buyer Parent” has the meaning set forth in the recitals to this Agreement.
“Buyer Parent Shareholder Approval” means the approval of the consummation of the Transaction by the holders of a majority of the issued and outstanding shares of Buyer Parent.
“Buyer Retained Assets” has the meaning set forth in Section 5.11.
“Cap” has the meaning set forth in Section 8.2(e).
“Cash” means cash and cash equivalents in accordance with IFRS and including checks (including any checks received and not yet deposited), money orders, marketable securities, short term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and indebtedness issued or guaranteed by the Peruvian government or Peruvian Central Bank.
“Claim Notice” means written notification in accordance with Section 8.3(a) of a Third-Party Claim under Section 8.2 by an Indemnified Party, specifying in reasonable detail, to the extent then known to the Indemnified Party, together with reasonable supporting documentation, the nature of and basis for such Third-Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2, and the amount or, if not then known or reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such Third-Party Claim.
“Closing” has the meaning set forth in Section 2.3.
“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s calculation of the Closing Date Adjusted Net Indebtedness, the Closing Date Adjusted Working Capital, the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with detailed and reasonable supporting calculations and documentation.
“Closing Date” means the date the Closing occurs pursuant to Section 2.3.
“Closing Date Adjusted Net Indebtedness” means Adjusted Net Indebtedness as set forth in the Closing Adjustment Certificate delivered pursuant to Section 2.4(b) as of the Closing Date, calculated in accordance with Schedule C.
“Closing Date Adjusted Working Capital” means Adjusted Working Capital as set forth in the Closing Adjustment Certificate delivered pursuant to Section 2.4(b) as of the Closing Date, calculated in accordance with Schedule C.
“Closing Date Transaction Expenses” means the Transaction Expenses as set forth in the Closing Adjustment Certificate delivered pursuant to Section 2.4(b).
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Entities” has the meaning set forth in the recitals to this Agreement.
“Company Interests” has the meaning set forth in the recitals to this Agreement.
“Company IP” means all material Intellectual Property rights that a Company Entity owns or has the right to use to conduct the business as currently conducted.
“Competing Business” means (i) the development, ownership, acquisition, operation, or management of electric generation infrastructure, electric transmission facilities or distribution facilities, and providing any ancillary services related thereto; or (ii) providing any consultancy, construction, operating, management services in connection with the power generation, transmission and generation sector.
“Confidential Information” means any of (a) information concerning the business, operations and assets of the Seller or its Affiliates or Subsidiaries (other than any Company Entity following the Closing), (b) any other information disclosed, either orally, electronically or in writing, by the Seller or its Affiliates or Subsidiaries to the Buyer or its Affiliates in connection with the Transaction before or after the date hereof that the Seller identifies as confidential at the time of its disclosure, and (c) the terms of this Agreement. The term “Confidential Information” shall not include information that (a) is or becomes generally available to the public, other than as a result of disclosure by the Buyer or any of its Affiliates or any of their respective Representatives in violation of this Agreement, or

(b) becomes available to the Buyer or its Representatives from a Person other than the Seller or the Company Entities on a non-confidential basis; provided, that such Person was not known by the Buyer or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Seller, the Company Entities or their respective Representatives with respect to such information.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 8, 2019, by and between Sempra Energy and Buyer.
“Consents” means consents, approvals, exemptions, waivers, orders, authorizations, filings, registrations and notifications.
“Continuing Employees” has the meaning set forth in Section 6.11.
“Contract” means any written agreement, contract, subcontract, lease, license, sublicense, note, mortgage, indenture, or other legally binding obligation, commitment or undertaking.
“Contracting Party” has the meaning set forth in Section 10.11.
“Current Assets” has the meaning set forth in Schedule C.
“Current Liabilities” has the meaning set forth in Schedule C.
“Damages” means all losses, damages, interest, penalties and fines, including amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against or settling any of the foregoing.
“Deductible” has the meaning set forth in Section 8.2(c).
“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.
“Dispute Period” has the meaning set forth in Section 8.3(b).
“Emergency” means a condition, circumstance or situation that arises or occurs which presents or is likely to present a material threat to persons, to property, to the environment or to the security of the business operations of any Company Entity, and which requires a developer or operator exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from an appropriately skilled and experienced developer or operator in the jurisdictions where the Company Entities operate in similar circumstances to take immediate measures to prevent or mitigate such threat.
“Environmental Law” means any Law existing on the date hereof or as of the Closing Date applicable to any Company Entity and related to pollution or protection of the environment, natural resources, endangered or threatened species, human health or safety matters to the extent relating to human exposure to any Hazardous Materials, or the presence of, exposure to or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing or remediation of any Hazardous Materials.

“Environmental Representations” has the meaning set forth in Section 8.1.
“Estimated Adjusted Net Indebtedness Amount” means an amount, which amount may be positive or negative, equal to (a) the amount of Preliminary Adjusted Net Indebtedness minus (b) the Target Adjusted Net Indebtedness Amount.
“Estimated Adjusted Working Capital Amount” means an amount, which amount may be positive or negative, equal to (a) the amount of Preliminary Adjusted Working Capital minus (b) the Target Adjusted Working Capital Amount.
“Excess Payment” has the meaning set forth in Section 2.4(e).
“Exchange Rate” means, as of any date of determination, (a) with respect to Soles, the official currency exchange rate between Dollars and Soles published by the Superindendencia de Banca, Seguros y AFPs on its website https://sbs.gob.pe/app/stats/te-ev.asp (as the tipo de cambio promedio ponderado venta) on the date prior to such date of determination, and (b) with respect to any non-U.S. currency (other than Soles), the official non-U.S. currency exchange rate between Dollars and such non-U.S. currency as published in The Wall Street Journal on the date prior to such date of determination; provided, in each case, that if the date of determination is not a Business Day, the Exchange Rate shall be that of the immediately preceding Business Day.
“Excluded Intellectual Property” has the meaning set forth in Section 6.14(a).
“Final Adjustment Certificate” has the meaning set forth in Section 2.4(d).
“Final Purchase Price” means the Preliminary Purchase Price as adjusted pursuant to Section 2.4.
“Final Settlement Date” has the meaning set forth in Section 2.4(c).
“Financial Statements” has the meaning set forth in Section 3.6.
“Fundamental Representations” has the meaning set forth in Section 8.1.
“Funds Flow Schedule” has the meaning set forth in Section 2.4(a).
“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, shareholders agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing (including with respect to voting rights, governing matters or restriction on transfer of securities), in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Governmental Authority” means any (a) federal, state, regional, municipal, local or other government, governmental or quasi-governmental authority of any nature,

including any or political subdivision thereof, court of competent jurisdiction, administrative agency, bureau, department, ministry or commission or other governmental or regulatory authority or instrumentality, or (b) non-governmental body administering or regulating wholesale electric, capacity and/or ancillary services markets or electric transmission systems, in each case with competent jurisdiction.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.
“Hazardous Material” means (a) any material, waste or substance that is defined or listed as “hazardous” or “toxic” or words of similar import or regulatory effect under any applicable Environmental Law (excluding electricity) and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, friable asbestos, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, in each case to the extent regulated or which could result in a Liability under any Environmental Law.
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board and as applied in the relevant jurisdiction.
“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes, debt instruments, debt securities or other similar instruments, (c) obligations under any swap, collar, cap or other Contract the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies, (d) any reimbursement obligations under letters of credit to the extent drawn, bankers’ acceptances or similar facilities other than trade payables incurred in the Ordinary Course of Business, (e) any guaranty of any of the foregoing, and (f) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing.
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party.
“Indemnified Persons” has the meaning set forth in Section 6.15(a).
“Indemnifying Party” means a Person from which or whom indemnification is being sought pursuant to Article VIII.
“Indemnity Notice” means written notification in accordance with Section 8.3(b) of a claim for indemnity under Section 8.2 by an Indemnified Party, specifying in reasonable detail, together with supporting documentation to the extent available, the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim.
“Indemnity Reduction Amounts” has the meaning set forth in Section 8.2(f).
“Independent Accounting Firm” means Ernst & Young Global Limited or an Affiliate thereof; provided, that in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, the replacement will be PricewaterhouseCoopers or an Affiliate thereof, and if such replacement Independent Accounting Firm refuses to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a replacement independent, internationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.
“Indirect Losses” has the meaning set forth in Section 8.4(c).
“Intellectual Property” means all intellectual property rights and all related rights, interests, and protections, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents, patent applications, utility models, applications for utility models, industrial designs, and statutory invention registrations, including all continuations, divisions, divisionals, continuations-in-part, foreign and international counterparts, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, (b) Trademarks, (c) copyrights and works of authorship and all registrations, applications, renewals and extensions of any of the foregoing, whether or not copyrightable, (d) trade secrets and proprietary rights in technology, know-how, software, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research, and (e) computer programs, operating systems, applications and other code including all source code, object code, application programming interfaces, data files, database, specifications, protocols and other documentation thereof.
“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or Indebtedness, including any amounts owing between Seller or its Affiliates (excluding any Company Entity) on the one hand, and any Company Entity, on the other hand.
“Intercompany Financial Arrangements” means Indebtedness extended by a Company Entity to another Company Entity and all cash pooling arrangements between Company Entities.
“Interests” means, with respect to any Person, shares, partnership interests, limited liability company interests or any other equity interest in such Person.
“Interim Balance Sheets” has the meaning set forth in Section 3.6.
“Interim Period” has the meaning set forth in Section 6.1(a).
“Knowledge” means (a) with respect to Seller, the actual knowledge of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule, without any obligation of inquiry or investigation, and (b) with respect to Buyer, the actual knowledge of any individual set forth on Section 1.1(b) of the Buyer Disclosure Schedule, without any obligation of inquiry or investigation.
“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances, rulings of any Governmental Authority and all applicable Governmental Orders.
“Letter of Undertaking” has the meaning set forth in the recitals to this Agreement.
“Liability” means any liability or obligation of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether direct or indirect, whether matured or unmatured, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, easement or other security interest.
“Material Adverse Effect” means (a) with respect to the Company Entities, any event, occurrence, condition, fact or change individually or in the aggregate that has or would reasonably be expected to have a material adverse effect on the financial condition, assets or results of operations of the Company Entities, taken as a whole; provided, that none of the following shall constitute a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries or markets (including the energy industry or markets) in which the Company Entities operate, whether international, national, regional, state, provincial or local, (ii) changes in markets (including retail markets) for electric power, generation, transmission or distribution or commodities, supplies or transportation or related products and operations, including those due to actions by competitors and regulators, (iii) changes in general political or social conditions, including the substitution of any Governmental Authority, including the President of Peru, armed hostilities, national emergencies or acts of war (whether or not declared), sabotage or terrorism, changes in government, military actions or “force majeure” events, or any escalation or worsening of any of the foregoing, (iv) effects of weather, meteorological events, fires, floods, earthquakes or other natural disasters or natural occurrences, (v) changes in Law or regulatory policy or the interpretation or enforcement thereof, by any applicable Governmental Authority, including with respect to any Regulated Tariff, (vi) changes in economic, business or market conditions, including changes in currency, financial, securities or credit markets (including any disruption thereof, any decline in the price of any security or any market index and changes in prevailing interest rates or foreign exchange rates), (vii) the announcement of the entry into this Agreement or the consummation or pendency of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including any employee departures or labor union or labor organization activity), financing sources or Governmental Authorities, or any communication by the Buyer or its Affiliates of their plans or intentions (including in respect of employees) with respect to the Company Entities or their respective business, (viii) changes in accounting requirements or principles, including IFRS or any adoption, proposal, implementation or change in any Law or Permit or any interpretation or application thereof by any Governmental Authority, (ix) actions or omissions expressly required or permitted to be taken or not taken by the Company Entities in accordance with this Agreement or the other Transaction Documents (other than any action to comply with Section 6.1(a)(i)) or requested in writing after the date hereof, or consented to in writing after the date hereof, by Buyer or any of its Subsidiaries or Affiliates, (x) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Subsidiaries or Affiliates, and (xi) failure by Seller or any Company Entity to meet any projections or forecasts for any period (provided that the underlying causes of such failures (subject to other provisions of this definition) shall not be excluded), except, with respect to clauses (i), (ii), (iii), (iv) and (vi), to the extent that the impact of such event, change, circumstance, occurrence, effect or state of facts has a material and disproportionately adverse effect on the Company Entities, taken as a whole, as compared to similarly situated entities (b) with respect to Buyer, any event, change, effect, occurrence or circumstance that would reasonably be expected to prevent, prohibit or materially delay Buyer from consummating the purchase of the Company Interests contemplated by this Agreement, and (c) with respect to Seller, any event, change, effect, occurrence or circumstance that would reasonably be expected to prevent, prohibit or materially delay Seller from consummating the sale of the Company Interests contemplated by this Agreement.
“Material Contracts” means the following Contracts to which any Company Entity, is a party and which are in effect on the date hereof: (a) each swap, exchange, commodity option or hedging Contract, (b) each Contract (other than any Real Property Agreement or Contract relating to Owned Real Property) which provides for aggregate future payments after the date hereof to or from any Company Entity in excess of $5,000,000 in any calendar year, other than those that can be terminated without material penalty by such Company Entity upon sixty (60) days’ notice or less, (c) each Contract which contains any covenant which materially restricts any of the Company Entities from competing or engaging in any activity or business or in any geographic area or sales channel, (d) each Contract under which any Company Entity has (i) created, incurred, assumed or guaranteed any outstanding Indebtedness for borrowed money, (ii) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness, or (iii) extended credit to any Person, in each case in an amount in excess of $5,000,000 of commitment,(e) each Contract that relates to an acquisition, divestiture, merger, license or similar transaction and contains obligations, that are still in effect and, individually, could reasonably be expected to result in payments by or to any Company Entity in excess of $5,000,000 in any twelve (12) month period, (f) each collective bargaining Contract with any labor organization, union or association (g) any material concession agreement entered into with a Governmental Authority, (h) any material water use agreement and (i) each Contract establishing any joint venture that is material to a Company Entity; provided, that in respect of clauses (a) through (h), any Contract that may be terminated at will by a party thereto (except in the case of a breach or violation of such Contract) shall not be deemed a Material Contract.
“Meeting Letter” has the meaning set forth in the recitals to this Agreement.
“Net Cash” has the meaning set forth in Schedule C.
“Net Indebtedness” has the meaning set forth in Schedule C.
“Net Indebtedness Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to the difference of (a) the Closing Date Adjusted Net Indebtedness minus (b) the Preliminary Adjusted Net Indebtedness.
“Non-Recourse Persons” has the meaning set forth in Section 10.11.
“Notice of Disagreement” has the meaning set forth in Section 2.4(c).
“Ordinary Course of Business” means the ordinary course of business of the Company Entities including development, construction, maintenance and operation activities of energy infrastructure and related assets, consistent with past practice.
“Owned Real Property” means all Real Property owned by any Company Entity with a value in excess of $5,000,000.
“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, concessions and authorizations obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.
“Permitted Indebtedness” means (a) the Indebtedness of the Company Entities set forth on Section 1.1(c) of the Seller Disclosure Schedule in principal amount not to exceed the limits set forth therein, including any refinancing Indebtedness thereof, and (b) the Intercompany Financial Arrangements.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements which do not, materially impair the current or permitted use of the underlying leased assets, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Liens disclosed in financial statements made available to Buyer, (g) Liens disclosed on title reports or surveys made available to Buyer, (h) with respect to the Real Property, all restrictions, easements, imperfections of title, charges, covenants, rights of way, zoning ordinances and similar encumbrances which do not materially impair the current or permitted use, occupancy or value of the property subject thereto, (i) Liens arising under or created by any Material Contract (other than as a result of a breach or default under such Material Contract), (j) Liens that will be released on or prior to the Closing Date, (k) Liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially impair the current or permitted use, occupancy or value of the property subject thereto, (l) Liens pursuant to any Permit, (m) restrictions on the sales of securities under applicable Laws, (n) licenses of Intellectual Property granted in the Ordinary Course of Business, and (o) Liens listed on Section 1.1(d) of the Seller Disclosure Schedule.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or other entity, or Governmental Authority.
“Peruvian Anti-Trust Authority” means the Instituto Nacional de Defensa de la Competencia y de la Protección de la Propiedad Intelectual of Peru.
“Peruvian Holdco” has the meaning set forth in the recitals to this Agreement.
“Peruvian Tax Basis Certificates” has the meaning set forth in Section 7.2(d).
“POC” has the meaning set forth in the recitals to this Agreement.
“Post-Closing Covenants” has the meaning set forth in Section 8.1.
“Pre-Closing Return” has the meaning set forth in Section 6.7(a).
“Pre-Closing Tax Period” means all taxable years or other taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Adjusted Net Indebtedness” means the Adjusted Net Indebtedness as set forth in the Funds Flow Schedule delivered pursuant to Section 2.4(a) as of the Closing Date, calculated in accordance with Schedule C.
“Preliminary Adjusted Working Capital” means the Adjusted Working Capital as set forth in the Funds Flow Schedule delivered pursuant to Section 2.4(a) as of the Closing Date, calculated in accordance with Schedule C.
“Preliminary Purchase Price” has the meaning set forth in Section 2.2(a).
“Preliminary Transaction Expenses” means the Transaction Expenses as set forth in the Funds Flow Schedule delivered pursuant to Section 2.4(a) as of the Closing Date.
“Real Property” means any real property that any of the Company Entities owns or leases or otherwise peacefully possesses under any title.
“Real Property Agreement” means any real property leases, easements (servidumbres) and rights-of-way to which any Company Entity is a party, with a value in excess of $5,000,000.
“Regulated Tariff” means the regulated rates to be applied by power distribution or transmission companies to its customers and users, which rates are calculated, approved and updated, from time to time, by the corresponding Governmental Authority.
“Releasee” has the meaning set forth in Section 8.4(b).
“Releasor” has the meaning set forth in Section 8.4(b).
“Remedies Exception” means (a) applicable bankruptcy (quiebra), liquidation (liquidación), insolvency (concurso), reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Representatives” means, with respect to any Person, the directors, officers, employees, agents, consultants, attorneys, accountants, investment bankers or other advisors of such Person.
“Restricted Period” has the meaning set forth in Section 6.18(a).
“Securities Act” has the meaning set forth in Section 5.6.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof.
“Seller Indemnified Parties” means Seller, any Affiliate of Seller, and any officer, director, employee, agent or representative of Seller or any Affiliate of Seller and their respective successors and permitted assignees.
“Seller Marks” has the meaning set forth in Section 6.14(a).
“Seller’s Counsel” has the meaning set forth in Section 10.13(a).

“Shortfall Payment” has the meaning set forth in Section 2.4(e).
“Solvent” means, when used with respect to Buyer, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of Buyer exceeds (i) the value of all “liabilities of Buyer, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount required to pay the probable liabilities of Buyer on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) Buyer will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due, and (c) Buyer does not intend to or believe it shall incur debts beyond its ability to pay as such debts mature, in each case, after giving effect to the Transaction.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Period Return” has the meaning set forth in Section 6.7(a).
“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“SUNAT” has the meaning set forth in Section 7.2(d).
“Target Adjusted Net Indebtedness Amount” means $534,865,671.
“Target Adjusted Working Capital Amount” means $31,977,360.
“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Proceeding” has the meaning set forth in Section 6.7(c).
“Tax Refund” has the meaning set forth in Section 6.7(d).
“Tax Representations” has the meaning set forth in Section 8.1.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third-Party Claim” has the meaning set forth in Section 8.3(a).

“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, all rights therein provided by Law, and all reissues, extensions and renewals of any of the foregoing, together with the goodwill symbolized by any of the foregoing.
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Letter of Undertaking, the Meeting Letter, the CTG Guarantee (as defined in the Letter of Undertaking) (to the extent applicable), the Standby Letter of Credit (as defined in the Letter of Undertaking) (to the extent applicable) and all other documents executed by the Parties in connection with the Transaction as of the date hereof, or delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.
“Transaction Expenses” means, to the extent due and unpaid as of immediately prior to the Closing, without duplication, solely in connection with the consummation of Transaction (a) the out-of-pocket fees, expenses and other similar amounts that have been incurred on or prior to the Closing by any Company Entity (or, to the extent any Company Entity is responsible for the payment thereof, Seller or its Affiliates) in connection with the negotiation, execution, performance under or consummation of this Agreement, the Transaction Documents, any other document contemplated hereby and any of the Transactions, including any investment banking, accounting, advisory, broker’s, finder’s or legal fees, (b) any stay bonus, transaction completion bonus, change-of-control payment, retention payment or other similar payment made or required to be made to any current or former directors, managers, officers, employees or service providers (including independent contractors) of any Company Entity (other than as a result of Contracts made by any Company Entity following the Closing or by Buyer following the Closing), and the employer portion of any payroll, social security, unemployment or similar Taxes, withholding obligations or similar Liabilities attributable to such payments, and (c) any severance obligations payable to current or former directors, managers, officers, employees or service providers (including independent contractors) of any Company Entity whose employment or service relationship is terminated by any Company Entity, Seller or any of their Affiliates and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Taxes, withholding obligations or similar Liabilities attributable to such payments); provided, that, notwithstanding the foregoing, in no event shall Transaction Expenses include (i) any payments triggered by a termination of employment or service that occurs following the Closing (excluding pursuant to any stay bonus, transaction completion bonus, retention payment) or (ii) any expenses of, or expenses initiated at the written request or direction of, Buyer or any of its pre-Closing Affiliates.
“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable real property or leasehold interest transfer or gains Taxes, but excluding any net income Taxes.
“Working Capital Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to the difference of (a) the Closing Date Adjusted Working Capital minus (b) the Preliminary Adjusted Working Capital.

Section 1.2 Terms Generally.
(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.
(e) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(f) Unless the context shall otherwise require, or as otherwise specified herein, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(g) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.
(h) Unless the context shall otherwise require, any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
(i) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(k) Any reference in this Agreement to “$” or “Dollars” will mean United States dollars and to “Soles” or “PS$” means Peruvian Soles.
(l) Unless otherwise specified herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under Accounting Standards.

(m) The phrases “delivered”, “provided” and “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties (including material that has been posted and maintained prior to the date hereof in the on-line “virtual data room” established by Intralinks, Inc. and populated by Seller in connection with the Transaction).
ARTICLE II.
PURCHASE AND SALE OF THE COMPANY INTERESTS
Section 2.1 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Interests at the Closing, free and clear of all Liens (other than Permitted Liens), for the consideration specified in Section 2.2.
Section 2.2 Payment of Purchase Price.
(a) At Closing, Buyer shall pay the sum of the following amounts, in immediately available funds by wire transfer, to an account or accounts that have been designated by Seller to Buyer in writing prior to the Closing (such sum, as adjusted in accordance with Section 2.4, the “Preliminary Purchase Price”):
(i) the Base Purchase Price; plus
(ii) the Estimated Adjusted Working Capital Amount; minus
(iii) the Estimated Adjusted Net Indebtedness Amount; minus
(iv) the Preliminary Transaction Expenses.
(b) The Preliminary Purchase Price shall, for tax purposes, be allocated in accordance with the mechanism set forth on Section 2.2(b) of the Seller Disclosure Schedule.
Section 2.3 Closing.
(a) Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the Transaction (the “Closing”) shall take place simultaneously at 1221 Avenue of the Americas, New York, New York 10020-1095, United States and Av. San Felipe 758, Jesús María, Lima 15072, Peru, commencing at 10:00 a.m. (eastern standard time) (i) on the day that is twelve (12) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, or (ii) on such other date on a Business Day or at such other time or place as the Parties may mutually agree upon in writing. The Closing shall be effective for all purposes at 11:59 p.m. (eastern standard time) on the Closing Date.
(b) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i) duly signed resignation letters of the directors and managers of the Company Entities (whose names are set forth in Exhibit B) substantially in the form set forth in Exhibit C-1;
(ii) the certificate referred to in Section 7.3(c);

(iii) a copy of (A) the entry in the share ledger book of POC evidencing the registration of the transfer of the Company Interests in POC to Buyer, (B) cancelation of the share certificate issued in the name of Seller, (C) issuance of a new share certificate in the name of Buyer in the form of Exhibit D, and (D) the entry in the register of members of Peruvian Holdco evidencing the registration of the transfer of the Company Interests in Peruvian Holdco to Buyer;
(iv) a copy of the existing share certificate(s) issued by POC in the name of Seller and the new share certificate(s) issued by POC in the name of Buyer;
(v) a duly executed instrument of transfer of equity interests in Peruvian Holdco in the form set forth in Exhibit E;
(vi) a notification addressed to POC instructing POC to register an entry in POC’s share ledger recording the transfer of the Company Interests to Buyer; and
(vii) a copy of the Peruvian Tax Basis Certificates.
(c) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i) the Preliminary Purchase Price;
(ii) release letters or duly executed corporate resolutions, written consents or similar resolutions by the shareholders or equity holders of the relevant Company Entities (whose names are set forth in Exhibit B) substantially in the form set forth in Exhibit C-2 authorizing the releases of each of the directors or managers described in Section 2.3(b)(i) above; and
(iii) the certificate referred to in Section 7.2(c).
(d) All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
Section 2.4 Funds Flow Schedule; Purchase Price Adjustment.
(a) Not less than ten (10) Business Days prior to the Closing Date, Seller shall provide Buyer with a schedule (the “Funds Flow Schedule”) setting out Seller’s good faith estimate of the amount and calculation of the Preliminary Purchase Price (including calculations of the Preliminary Adjusted Net Indebtedness, the Preliminary Adjusted Working Capital and the Preliminary Transaction Expenses, including their respective component parts), in the form attached as Schedule D. In the event that the Closing is deferred beyond the intended Closing Date in accordance with the terms of this Agreement and a Funds Flow Schedule has been delivered to Buyer prior to such deferral occurring, Seller shall be entitled to deliver a revised Funds Flow Schedule to Buyer in accordance with this Section 2.4(a), and the Funds Flow Schedule previously submitted shall cease to apply or be relevant for all purposes.
(b) Closing Adjustment Certificate. Within sixty (60) days after the Closing, Buyer shall prepare and deliver the Closing Adjustment Certificate to Seller, setting forth the calculations of the Closing Date Adjusted Net Indebtedness, the Closing Date Adjusted Working Capital and the Closing Date Transaction Expenses, in the form attached as Schedule E. Buyer and Seller shall provide to each other such data and information as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate; provided, that if Buyer does not deliver the Closing Adjustment Certificate within such sixty (60)-day period, then (i) the Funds Flow Schedule shall be deemed to be the Closing Adjustment Certificate and Final Adjustment Certificate, (ii) the Adjustment Amount shall be zero and (iii) the Preliminary Purchase Price shall be deemed to be the Final Purchase Price.
(c) Notice of Disagreement. The Closing Adjustment Certificate or Funds Flow Schedule, as applicable, shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is the earlier of (i) sixty (60) days after receipt of the Closing Adjustment Certificate by Seller, unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer on or prior to such date, and (ii) the expiration of the sixty (60)-day period specified in Section 2.4(b) in the event Buyer does not deliver a Closing Adjustment Certificate to Seller within such sixty (60)-day period. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement and Seller’s proposed changes to the Closing Adjustment Certificate and the components thereof. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate, and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.
(d) Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution following a hearing by the Independent Accounting Firm which may be attended by Seller and Buyer and their respective Representatives. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable and shall be conducted on a confidential basis in the presence of each Party that wishes to attend and such Party’s Representatives and shall consist of one presentation by Seller and one presentation by Buyer (to the extent that they attend). Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate together with a proposed Closing Adjustment Certificate that reflects such calculations prepared consistent with the methodologies required for the preparation of the Closing Adjustment Certificate and the calculations of the Closing Date Adjusted Net Indebtedness, the Closing Date Adjusted Working Capital and the Closing Date Transaction Expenses pursuant to Section 2.4(b)) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.4(d), and the Final Adjustment Certificate reflecting such decision, within ten (10) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an arbitrator and not as an expert, (ii) address only those items in dispute, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties. The fees and expenses of the Independent Accounting Firm pursuant to this Section 2.4(d) shall be borne by the Parties in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Independent Accounting Firm and shall be final and binding on the Parties. For example, if Buyer’s computation of the Adjustment Amount set forth on the Closing Adjustment Certificate is different from the Adjustment Amount set forth on the Final Adjustment Certificate as adjusted by the Independent Accounting Firm pursuant to this Section 2.4(d) by ten percent (10%), and Seller’s computation of the Adjustment Amount set forth on the Notice of Disagreement is different from the Adjustment Amount set forth on the Final Adjustment Certificate by five percent (5%), then two-thirds of the fees and expenses relating to the appointment of the Independent Accounting Firm and the work, if any, to be performed by the Independent Accounting Firm will be paid by Buyer and one-third of such fees and expenses shall be paid by Seller. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.4(b), as subsequently adjusted, if applicable, pursuant to this Section 2.4(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm calculated in accordance with Schedule C.
(e) Final Settlement and Adjustment to Purchase Price; Payment.
(i) (1) If the Adjustment Amount set forth on the Final Adjustment Certificate is a positive amount, then the Final Purchase Price shall equal the Preliminary Purchase Price increased by an amount equal to the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”), and (2) if the Adjustment Amount set forth on the Final Adjustment Certificate is a negative amount, then the Final Purchase Price shall equal the Preliminary Purchase Price decreased by an amount equal to the absolute value of the Adjustment Amount set forth on the Final Adjustment Certificate (an “Excess Payment”).
(ii) Any Shortfall Payment shall be paid by Buyer to Seller, not later than ten (10) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Seller. Any Excess Payment shall be paid by Seller to Buyer, not later than ten (10) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer. The amount of any payment to be made after the Closing Date pursuant to this Section 2.4(e) shall bear interest from and including the date such payment is due and payable to but excluding the date of payment at a rate per annum (accruing daily and computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) equal to two percent (2%) per annum. Such interest shall be payable at the same time as the payment to which it relates.
Section 2.5 Transfer Taxes. Notwithstanding anything herein to the contrary, any and all Transfer Taxes imposed as a result of the transactions contemplated hereby shall be the responsibility of Buyer. To the extent any such Transfer Taxes are paid or payable by Seller, Buyer shall promptly reimburse Seller for such Transfer Taxes, upon Buyer’s receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.5, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
Seller represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule, as follows:
Section 3.1 Organization.
(a) Each Company Entity is duly organized, validly existing and in good standing (or local equivalent) under the Laws of the jurisdiction of its organization.
(b) Each Company Entity is duly qualified or licensed to do business and in good standing (or local equivalent) in each jurisdiction in which the properties owned or leased by it or in which the conduct of its business requires it to be so qualified or licensed, except in such jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities
Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Seller of the Transaction, nor the performance by Seller of its obligations under this Agreement or the other Transaction Documents (a) conflicts with any provision of the respective Governing Documents of the Company Entities, (b) results in the imposition of any Lien (other than a Permitted Lien) on any of the properties, assets or business of the Company Entities, (c) constitutes a default or an event that, with or without notice or lapse of time or both, would constitute a default under, results in the acceleration, cancelation or creation of any obligation or loss of any benefit under, or a right to terminate, any Material Contract to which any Company Entity is party or (d) assuming receipt of the Consents of Governmental Authorities described in Section 3.5 and Section 5.4, violates any Law to which any Company Entity is subject, except, in the case of each of clauses (b), (c) and (d), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
Section 3.3 Capitalization. Section 3.3 of the Seller Disclosure Schedule sets forth a list of the Company Entities, and with respect to each Company Entity, (a) its name and jurisdiction of organization, (b) its form of organization, and (c) the authorized, issued and outstanding Interests thereof and the record holders or beneficial owners thereof, and, except as set forth on Section 3.3 of the Seller Disclosure Schedule, no Company Entity holds any Interests other than Interests in another Company Entity. Other than the entities listed in Section 3.3 of the Seller Disclosure Schedule, the Companies have no Subsidiaries. Except for this Agreement and Governing Documents of the Company Entities, neither Seller nor any Company Entity is a party to any Contract or understanding of any kind, and no securities or obligations are authorized, issued or outstanding, that could, directly or indirectly, (i) require Seller or such Company Entity to grant, sell, transfer, issue or otherwise dispose of, or repurchase or redeem any Interests of the Company Entities or any right related thereto, or (ii) restrict the transfer of, or otherwise restrict the voting, dividend rights, sale or other disposition of any Interests of the Company Entities. There are no voting trusts, stockholder agreements, proxies or similar agreements in effect with respect to the voting, transfer or granting of dividend rights of the shares or other equity interests of the Company Entities other than as contained in their respective Governing Documents.

Section 3.4 Ownership.

(a) Seller owns, directly or indirectly, beneficially and of record, the issued and outstanding Interests in the Company Entities reflected as being owned, directly or indirectly, by Seller on Section 3.4 of the Seller Disclosure Schedule. Such Interests are free and clear of all Liens, except for restrictions under applicable Laws. The Interests in the Company Entities set forth in Section 3.4 of the Seller Disclosure Schedule have been duly authorized and validly issued and are fully paid and nonassessable and are held of record or owned beneficially by the Persons and in the amounts set forth in Section 3.4 of the Seller Disclosure Schedule.
(b) No holder of Indebtedness of any Company Entity has any right to convert or exchange such Indebtedness for any Interests of any Company Entity or to vote on any matter.
Section 3.5 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller or any Company Entity in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller or the consummation by Seller of the Transaction or the performance by Seller of its respective obligations under this Agreement or the other Transaction Documents, other than (a) Consents set forth on Section 3.5 of the Seller Disclosure Schedule, (b) Consents that, if not obtained or made, would not be material to the Company Entities, taken as a whole, (c) Consents not required to be made or given until after the Closing, or (d) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Subsidiaries or Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Subsidiaries or Affiliates is or proposes to be engaged, other than the business of the Company Entities.
Section 3.6 Financial Statements.
(a) Set forth on Section 3.6(a) of the Seller Disclosure Schedule are (i) the audited consolidated balance sheets of each of Peruvian Holdco and POC as at December 31 in each of the years 2017 and 2018, and the related statements of operations for the respective periods covered thereby, together with the notes thereto, (collectively, the “Audited Financial Statements”), and (ii) the unaudited, consolidated balance sheets (the “Interim Balance Sheets” and, together with the Audited Financial Statements, the “Financial Statements”) of each of Peruvian Holdco and POC as of June 30, 2019 (the “Balance Sheet Date”) and the related unaudited statements of income of each Audited Company, and statement of cash flow for POC, for the six (6)-month period ending on the Balance Sheet Date.
(b) Except as set forth on Section 3.6(b) of the Seller Disclosure Schedule, the Financial Statements, as applicable, present fairly in all material respects, respectively, the financial position and statements of operations of each such Company Entity referred to therein, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of such Company Entity in accordance with IFRS (except, in the case of the Interim Balance Sheets, for the absence of footnotes and any year-end adjustments), consistently applied, except as otherwise noted therein.
Section 3.7 Undisclosed Liabilities. The Company Entities have no Liabilities that would be required under IFRS to be reflected on a balance sheet of the Company Entities and that are material to the financial position of the Company Entities taken as a whole, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (excluding any Liability relating to any breach of Contract to which any Company Entity is party), (c) Liabilities that are set forth in Section 3.7 in the Seller Disclosure Schedule, (d) Liabilities under Contracts of the Company Entities (other than as a result of a breach thereof by a Company Entity), (e) Liabilities incurred in connection with the Transaction (excluding any Liability relating to any actual or alleged breach of Contract or violation of Law, Permit or Governmental Order), and (f) such other Liabilities as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
Section 3.8 Absence of Certain Changes. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, from the Balance Sheet Date to the Closing, (a) each Company Entity has conducted its respective business in all material respects in the Ordinary Course of Business, (b) there has not been any change in accounting methods, principles or practices affecting the Company Entities, except as required or permitted by IFRS or applicable Laws, and (c) there has not been a Material Adverse Effect with respect to the Company Entities.
Section 3.9 Tax Matters.
(a) Each Company Entity has (i) filed, or caused to be filed, all material Tax Returns that it was required to file on or prior to the date hereof, taking into account all permitted extensions, (ii) paid or caused to be paid all material Taxes shown to be due and payable by such Company Entity on such Tax Returns and (iii) kept and preserved sufficient records and information with respect to such Tax Returns as required by applicable Law. All such Tax Returns are correct and complete in all material respects. There are no Liens for material Taxes on any of the assets of any Company Entity other than Permitted Liens.
(b) Except as set forth on Section 3.9(b) of the Seller Disclosure Schedule, (i) there are no outstanding or unsettled written claims, asserted deficiencies or assessments, audits or Actions against any Company Entity for the assessment or collection of any material Tax for which any Company Entity will become liable, (ii) there are no ongoing or scheduled audits, examinations, administrative or judicial proceedings or Actions with respect to any material Tax of any Company Entity, and (iii) none of the Company Entities is a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than any (1) Governing Document of any Company Entity or (2) commercial agreement entered into in the Ordinary Course of Business that is not primarily related to Taxes, including any financing document or lease).
(c) The representations and warranties in this Section 3.9 are the sole and exclusive representations and warranties of Seller relating to Taxes of any Company Entity, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes of any Company Entity. The representations and warranties set forth in this Section 3.9 (i) are made only with respect to Tax periods (or the portion thereof) ending on or prior to the Closing Date, (ii) shall not be construed as a representation or warranty, and shall not be relied upon for any claim of indemnification with respect to, any Taxes of Buyer or its Affiliates (including the Company Entities) attributable to any Tax period (or portion thereof) beginning after the Closing Date or any Tax positions taken by Buyer or its Affiliates (including the Company Entities) in any Tax period (or portion thereof) beginning after the Closing Date, and (iii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that any of the Company Entities may have.
Section 3.10 Real Property.
(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, the Company Entities have either good and valid title, leasehold, easement, concessions, peaceful possession or other rights to use, enjoy or dispose of, together with ingress and egress rights to, the Real Property and all material tangible personal property assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or disposed of in the Ordinary Course of Business since the Balance Sheet Date. All Owned Real Property is owned free and clear of any Liens, other than Permitted Liens. In the case of any such Real Property rights or interests created by Contract for the benefit of any of the Company Entities, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, there exists no uncured breach or default on the part of any of the Company Entities or, to Seller’s Knowledge, the counterparty, under the applicable Contract. There are no condemnation or eminent domain proceedings pending, or Seller’s Knowledge, threatened, nor has Seller or any Company Entity received written notice of any condemnation or eminent domain proceeding, with respect to any Real Property, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, the Company Entities have not leased, subleased, licensed, sublicensed, or otherwise granted to any Person (other than a Company Entity) the right to use or occupy the Real Property or any portion thereof.
(b) The buildings, fixtures and other improvements located on the Real Property are structurally sound, are in good operating condition and repair (subject to normal wear and tear consistent with the age of such assets), have been maintained in accordance with normal industry practice and are adequate for the uses to which they are being put, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
As of immediately following the Closing, the Company Entities will own, or have sufficient right to use upon substantially the same terms and conditions as in effect as of the date of this Agreement, all material tangible personal property assets used in and necessary for the conduct of the business of the Company Entities as currently conducted.
Section 3.11 Environmental Matters. This Section 3.11 shall constitute the sole representations of Seller with respect to environmental matters and/or Environmental Laws. Except as set forth in Section 3.11 of the Seller Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities:
(a) the Company Entities are and have been since the Balance Sheet Date operating their respective businesses in compliance with all Environmental Laws and no Company Entity is subject to any remediation obligation or other Liability under Environmental Law;
(b) the Company Entities hold and are in, and since the Balance Sheet Date have been in, compliance with all Permits required under Environmental Laws to conduct their respective businesses as and to own or use their respective assets and properties, as such businesses, properties and assets are currently conducted, owned or used by the Company Entities, all such Permits are valid and in full force and effect, each Company Entity has timely filed for the renewal of such Permits, and no Company Entity is the subject of any pending, or to the Seller’s Knowledge, threatened Action seeking the revocation, suspension, termination, modification or impairment of any such Permit, nor has Seller or any Company Entity received any written communication or other information that indicates that any pending applications for any Permits under Environmental Laws or proposed program or action plans required pursuant to Environmental Law will not be approved;
(c) the Company Entities are not subject to any outstanding Governmental Order issued pursuant to any Environmental Law and have not received any written notice or claim, which remains uncured, alleging that any Company Entity is in violation of Environmental Laws, nor is any Company Entity the subject of any, and no Company Entity has received any written notice of any threatened, Action under Environmental Laws; and
(d) no Company Entity has released, spilled, discharged, emitted, disposed or arranged for the disposal of Hazardous Materials in a manner or to a location that has given rise to or would reasonably be expected to give rise to a Liability under Environmental Laws, and neither Seller nor any Company Entity has received any written notice that any Real Property currently or formerly owned, operated or leased in connection with the business of the Company Entities (including soils, groundwater, surface water, buildings and other structures located on any such Real Property) has been contaminated with any Hazardous Material in a manner that has given rise to or would reasonably be expected to give rise to a Liability under Environmental Laws.
Section 3.12 Contracts. Seller has provided to Buyer complete and correct copies of all Material Contracts, together with all material amendments, waivers or other changes thereto. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Material Contract, subject to the Remedies Exception and, to Seller’s Knowledge, the other parties thereto. No Company Entity, nor to Seller’s Knowledge, any of the other parties thereto is in breach, violation or default, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination, modification, or acceleration by such other parties, under such Material Contract, except for breaches, violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities. Seller has not materially modified, or caused or permitted any Company to materially modify, any Material Contract in order to obtain any Consent required under such Material Contract in connection with the Transaction.
Section 3.13 Insurance. The material insurance coverage that is customarily maintained by companies in the industry in which the business of the Company Entities operates are maintained by or on behalf of the Company Entities. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, no Company Entity has received any written notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or threatening to cancel or materially amending any such policy, and there is no material claim by any Company Entity pending under any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date.
Section 3.14 Litigation. In each case, as of the date hereof, there are no Actions pending or, to Seller’s Knowledge, threatened against or by any Company Entity that would, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities. There are no outstanding judgments from a court of competent jurisdiction or administrative resolutions by a Governmental Authority of competent jurisdiction against any Company Entity or its properties or assets, the non-compliance of which would reasonably be expected to be material to the Company Entities taken as a whole.
Section 3.15 Labor Matters.
(a) Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, each Company Entity is, and has been since January 1, 2019, in compliance with all applicable Laws respecting labor, employment and employment practices, except as would not individually or in the aggregate be material to the Company Entities taken as a whole.
(b)  Except as set forth in Section 3.15(b) of the Seller Disclosure Schedule, no Company Entity is a party or subject to any labor union or collective bargaining Contract in respect of any Company Entity employees. Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, to Seller’s Knowledge, no labor organization or group of employees has made a pending demand for union recognition or certification with respect to any employees of any Company Entity, and there are no union representation or certification proceedings presently pending or threatened in writing to be brought or filed, with any Peruvian or other non-Peruvian labor relations tribunal or authority. There is no union, labor organization or other employee representative group which must be notified, consulted or with which negotiations need to be conducted in connection with the Transaction.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, there are no pending, nor has there been since the Balance Sheet Date any, strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, labor disputes, or grievances involving employees of the Company Entities.
(d) Each Company Entity has performed in all material respects its obligations with respect to all material Benefit Plans. Each Benefit Plan is in material compliance with all applicable Laws. No event or circumstance exists that would reasonably be expected to result in (i) a material increase in premium costs of any Benefit Plan that is insured or (ii) a material increase in the cost of any Benefit Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries with respect to any Benefit Plan, there does not now exist any claims that would reasonably be expected to result in material liability to the Company Entities, taken as a whole.
(e) The representations and warranties in Section 3.15(a) through (c) are the sole and exclusive representations and warranties of Seller concerning the matters contemplated by such sections.
Section 3.16 Legal Compliance.
(a) The operations of the Company Entities are not being conducted, and since the Balance Sheet Date, have not been conducted, in violation of any Law applicable to any relevant Company Entity, and (b) no Company Entity is in receipt of any written notice with respect to any failure to comply with any provision of applicable Law, in each case except for violations or failures that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities taken as a whole.
Section 3.17 Brokers’ Fees. No Company Entity or any Person acting on behalf of any Company Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any Company Entity or Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transaction.
Section 3.18 Permits. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, (i) the Company Entities have all Permits required to conduct their businesses as currently conducted and in accordance with applicable Law, (ii) all such Permits are valid and in full force and effect, and (iii) no Company Entity is the subject of any material pending, or Seller’s Knowledge, threatened in writing Action seeking the revocation, suspension, termination, modification or impairment of any such Permit, nor has Seller or any Company Entity received any written communication that indicates that any pending applications for any Permits will not be approved, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities taken as a whole. The applicable Company Entity is not, and since January 1, 2019, has not been, in violation of the terms of any Permit, except for violations that would not individually or in the aggregate, reasonably be expected to be material to the Company Entities taken as a whole. Seller makes no representation or warranty in this Section 3.18 with respect to Permits required under any Environmental Law, which Permits are addressed exclusively in Section 3.11(b).

Section 3.19 Intellectual Property.
(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities (i) all Company IP is valid and enforceable, and (ii) no Governmental Order has been rendered in any Action denying the validity of, a Company Entity’s right to register, or a Company Entity’s rights to own or use, any Company IP.
(b)  Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, to Seller’s Knowledge no third party is, or has been since the Balance Sheet Date, infringing upon, misappropriating or otherwise violating any material Company IP , nor has any Company Entity commenced or threatened in writing any Action against any Person for infringement, misappropriation or other violation of the Intellectual Property rights of any Company Entity or breach of any Contract licensing such Intellectual Property rights.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, the conduct of the business of the Company Entities in the manner currently conducted does not infringe upon, misappropriate, or otherwise violate any Intellectual Property right owned by a third party.
(d) Except as set forth in Section 3.19(d) of the Seller Disclosure Schedule, as of the Closing Date, the Company Entities will own or have the right and license to use all Intellectual Property that is material to the business of each Company Entity as currently conducted, in the same manner and subject to the same limitations and scope as the applicable Company Entity had immediately prior to the Closing, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
(e) The representations and warranties in this Section 3.19 are the sole and exclusive representations and warranties of Seller relating to Intellectual Property of, or otherwise relating to Intellectual Property matters.
Section 3.20 Anti-Bribery Laws. None of the Company Entities, nor any of their respective officers or directors, nor, to Seller’s Knowledge, any of their respective employees, agents or other third party representatives acting on behalf of any Company Entity, has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Governmental Authority or other Person in violation of any applicable Anti-Bribery Laws. The Company Entities have maintained complete and accurate books and records in all material respects, including records of payments to any agents, consultants, representatives, third parties and Governmental Authorities. Since the date five (5) years prior to the date hereof, no Company Entity has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Bribery Laws or Anti-Money Laundering Laws.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule, as follows:
Section 4.1 Organization. Seller is a private limited liability company (naamloze vennootschap) duly organized, validly existing and in good standing (or local equivalent) under the Laws of the Netherlands.
Section 4.2 Authorization. Seller has all requisite limited liability company power and authority and has taken all necessary action to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the Transaction have been duly authorized by all necessary limited liability company action on the part of Seller and no other corporate or other action on the part of the Seller is necessary to authorize and approve the execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction contemplated hereby. This Agreement and the other Transaction Documents has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.
Section 4.3 Noncontravention.. Neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Seller of the Transaction, nor the performance by Seller of its obligations under this Agreement or the other Transaction Documents (a) conflicts with any provision of the Governing Documents of Seller, (b) assuming receipt of the Consents of Governmental Authorities described in Section 3.5 and Section 5.4 violates any Law to which Seller is subject, (c) violates or results in a breach, termination or acceleration of any Contract to which Seller or any of its Affiliates is a party or by which any of their respective properties are bound, except, in the case of clauses (b) and (c), for such violations as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.
Section 4.4 Brokers’ Fees. Seller or any Person acting on behalf of Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any Company Entity, Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is or will be a party or the consummation of the Transaction.
Section 4.5 Litigation. In each case, as of the date hereof, (a) there are no Actions pending or, to Seller’s Knowledge, threatened by or against Seller that would reasonably be expected to have a Material Adverse Effect with respect to Seller, and (b) Seller is not subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.
Section 4.6 Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transaction and assuming satisfaction of the conditions to Seller’s obligation to consummate the Transaction, the accuracy of the Buyer’s representations and warranties set forth herein and the performance by Buyer of its obligations hereunder in all material respects, Seller will be Solvent.
Section 4.7 No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III and this Article IV, neither Seller nor any of its Subsidiaries nor Affiliates, nor any of their respective Representatives or equityholders or any other Person acting on Seller’s behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller or any of the Company Entities (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of any of the Company Entities) to Buyer or any of its Affiliates or their respective Representatives or equityholders or any other Person, and Seller, on behalf of itself and its Subsidiaries and their respective Affiliates and Representatives, hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective Representatives or equityholders other than the express representations and warranties provided in Article III and this Article IV. Neither Seller nor any of its Subsidiaries nor Affiliates, nor any of their respective Representatives or equityholders or any other Person acting on Seller’s behalf is, directly or indirectly, orally or in writing, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company Entities to Buyer or its Affiliates (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Buyer), and Seller, on behalf of itself and its Subsidiaries and their respective Affiliates and Representatives, hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any due diligence materials made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or its Affiliates or their respective Representatives.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to Seller, except as set forth in the Buyer Disclosure Schedule, as follows:
Section 5.1 Organization. Buyer is a private company duly organized, validly existing, and in good standing (or local equivalent) under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.
Section 5.2 Authorization. Buyer has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by Buyer of this

Agreement and such other Transaction Documents and the consummation of the Transaction have been duly authorized by all necessary organizational action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party by Buyer, nor the consummation by Buyer of the Transaction, nor the performance by Buyer of its respective obligations under this Agreement or the other Transaction Documents (a) conflicts with any provision of the Governing Documents of Buyer, or (b) violates or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Affiliates is a party or by which any of their respective properties are bound, or (c) assuming receipt of the Consents described in Section 3.5 and Section 5.4, violates any Law to which Buyer or any of its Affiliates is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.
Section 5.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the Transaction, other than Consents set forth on Section 5.4 of the Buyer Disclosure Schedule. Buyer has obtained all necessary Consents from the State Assets Supervision and Administration Commission of the People’s Republic of China to proceed with the Transaction, which Consents are in full force and effect.
Section 5.5 Financial Capacity. Buyer has, and will have prior to the Closing, sufficient cash or other sources of immediately available funds to pay in cash the Final Purchase Price in accordance with the terms of Article II and for all other actions necessary for Buyer to consummate the Transaction and perform its obligations hereunder. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. No funds to be paid to Seller have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity or otherwise in violation of any Laws, including any Anti-Money Laundering Laws.
Section 5.6 Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the Transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 5.7 Litigation. (a) There are no Actions pending or, to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that would have a Material Adverse Effect with respect to Buyer, and (b) neither Buyer nor any of its Affiliates is subject to any Governmental Order which would reasonably expected to have a Material Adverse Effect with respect to Buyer.
Section 5.8 Brokers’ Fees. None of Buyer or any of its Affiliates or anyone acting on behalf of Buyer and its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller, the Company Entities or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is or will be a party or the consummation of the Transaction.
Section 5.9 Information. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates, nor any of its or their respective Representatives or equity holders, is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and Article IV. Without limiting the generality of the foregoing, and except as expressly set forth in Article III and Article IV, (a) Buyer acknowledges and agrees that neither Seller nor any of its Affiliates, nor any of its or their respective Representatives or equity holders has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or its Affiliates made available to Buyer, and (b) neither Seller nor any Company Entity nor any other Person shall be subject to any Liability to Buyer or any other Person, as a result of Seller having made available to Buyer any such information, including in the in the on-line “Project Saturn (Phase II)” “virtual data room” established by Intralinks, Inc. and populated by Seller in connection with the Transaction, management presentations (formal or informal), or in any other form in connection with the Transaction. Without limiting the foregoing, neither Seller nor any Company Entity nor any of their Affiliates makes any representation or warranty to Buyer with respect to any financial projection or forecast relating to the Company Entities. Notwithstanding the foregoing, nothing in this Section 5.9 shall preclude or limit in any manner Buyer’s ability to make a claim against Seller for fraud.
Section 5.10 Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transaction, including the making of the payments contemplated by Article II, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the Transaction, the accuracy of the representations and warranties of Seller and the Company Entities set forth herein and the performance by Seller of its obligations hereunder in all material respects, following the Closing Buyer and each of the Company Entities will be Solvent.
Section 5.11 Buyer Retained Assets. Buyer owns such assets and properties set forth in Section 5.11 of the Buyer Disclosure Schedule (the “Buyer Retained Assets”).
Section 5.12 No Additional Representations or Warranties. Except for the express representations and warranties provided in this Article V and in any Transaction Document, neither Buyer nor any of its Subsidiaries nor Affiliates, nor any of their respective Representatives or equityholders or any other Person acting on Buyer’s behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Buyer, to Seller or any of its Affiliates or their respective Representatives or equityholders or any other Person.
ARTICLE VI.
COVENANTS
Section 6.1 Conduct of the Companies.
(a) From the date hereof and prior to the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed, and provided that consent shall be deemed to have been given if Buyer does not object within five (5) Business Days after the date on which Seller requests such consent), Seller shall cause the Company Entities to:
(i) conduct their respective businesses in all material respects in the Ordinary Course of Business;
(ii) use commercially reasonable efforts to preserve, maintain and protect the assets and properties of the Company Entities, ordinary wear and tear excepted; provided, that such efforts shall not include any requirement or obligation to make any payment or assume any Liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract; and
(iii) continue in full force and effect without material modification all insurance policies that are material to the Company Entities, taken as a whole.
(b) Without limiting the generality of the foregoing, during the Interim Period, except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed, and; provided, that consent shall be deemed to have been given if Buyer does not object within five (5) Business Days after the date on which Seller requests such consent), Seller shall cause the Company Entities not to:
(i) amend the Governing Documents of any Company Entity other than amendments which are ministerial in nature, necessary to consummate the Transaction or not otherwise material to the Transaction;
(ii) authorize for issuance, issue, grant, sell, deliver, reclassify, combine, split, subdivide, purchase, redeem, retire, dispose of, pledge or otherwise encumber any share capital of any Company Entity, or any securities convertible into or exchangeable or exercisable for any share capital of any Company Entity, or issue any rights to subscribe for or acquire any shares or Interests of any Company Entity to any Person other than Seller or any other Company Entity;
(iii) except as required by IFRS or applicable Law, change any accounting methods, principles or practices of any Company Entity;
(iv) (x) sell, transfer or otherwise dispose of any of the material assets of the Company Entities having a value in excess of $5,000,000 in the aggregate to any Person (other than to any other Company Entity) except (A) pursuant to Contracts in force on the date hereof and made available to Buyer on or prior to the date hereof, or (B) sales, transfers or dispositions of obsolete or replaced assets, inventory, equipment or replacement parts in the Ordinary Course of Business, or (y) encumber any such assets other than with a Permitted Lien, in each case;
(v) permit any Company Entity to make any loans, advances or capital contributions to or investments in any Person (other than any Company Entity) in excess of $2,500,000 in the aggregate;
(vi) enter into or materially amend or waive any material provision of any Material Contract other than in the Ordinary Course of Business;
(vii) liquidate, dissolve, recapitalize or otherwise wind up its business or adopt a plan with respect to any of the foregoing;
(vii) merge or consolidate with, or purchase substantially all of the assets or business of, or a majority of the voting equity interests in, any Person (other than any Company Entity) in excess of $5,000,000 in the aggregate;
(ix) grant or agree to grant to any officer or employee of any Company Entity any material increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or terminate, amend or agree to amend any existing employee benefit plans, except (w) as may be required under applicable Laws, (x) pursuant to the employee benefit plans or collective bargaining agreements of any of the Company Entities in effect on the date hereof, (y) in the Ordinary Course of Business or (z) pursuant to an employment, retention, change-of-control or similar type of Contract existing as of the date hereof;
(x) make, change or rescind any material tax election not required by Law that could have a continuing effect on any Company Entity following the Closing Date, or settle or compromise any material Tax liability, prepare, amend or file any Tax Return that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, consent to extension of any waiver of the limitation period applicable to any material Tax claim or assessment, compromise or settle any claim relating to material Taxes, enter into any closing agreement or similar agreement relating to Taxes, change any material method of accounting with respect to Taxes;
(xi) settle or compromise any Action in excess of $2,500,000 individually or $5,000,000 in the aggregate;
(xii) incur any Indebtedness in the aggregate in excess of $110,000,000, other than (A) borrowing under existing facilities, or (B) Indebtedness in replacement of existing Indebtedness in the Ordinary Course of Business; or
(xiii) agree, whether in writing or otherwise, to do any of the foregoing.
(c) Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company Entities prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Company Entities and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents.
Section 6.2 Exceptions. Notwithstanding anything to the contrary in Section 6.1, or any other provision of this Agreement, the Seller and the Company Entities shall not be (i) prevented from undertaking, (ii) required to obtain the Buyer’s consent in relation to, or (iii) prevented from incurring any Liability in connection with, or as a result of:
(a) any matter required pursuant to this Agreement;
(b) any matter set forth in Section 6.2(b) of the Seller Disclosure Schedule and other matters contemplated by the other Schedules and Exhibits hereto;
(c) any matter required by applicable Law;
(d) any security deposits, performance bonds or letters of credit entered into or given in the Ordinary Course of Business;
(e) borrowing under any Permitted Indebtedness;
(f) any act or omission reasonably required under any Emergency; and
(g) the performance of any obligation under any Material Contract; provided that, Seller shall notify Buyer promptly upon the taking of any actions listed in Section 6.2(f) and keep Buyer reasonably informed of the status thereof.
Section 6.3 Access to Information; Confidentiality.
(a) During the Interim Period, Seller shall, and shall cause the Company Entities to permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the books and records available to Seller of the Company Entities during normal business hours to review information and documentation relative to the business, properties, books, Contracts and other records, including financial information and operating data, of the Company Entities; provided, that such investigation shall not unreasonably disrupt personnel and operations of the Company Entities and shall be at Buyer’s sole cost and expense. All such requests for books and records of the Company Entities shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with the Company Entities, or any Governmental Authority or Representatives thereof, in connection with the Transaction, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Any access to the books and records of the Company Entities shall require reasonable advance notice by Buyer to Seller. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives, whether during the Interim Period or after the Closing, which Seller reasonably believes it or the Company Entities are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Seller or its Affiliates (or, prior to the Closing, the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Seller or its Affiliates (or, prior to the Closing, the Company Entities) to a material risk of Liability.
(b)  Buyer, its Affiliates and their respective Representatives shall hold in confidence all Confidential Information obtained from Seller, the Company Entities or their respective Affiliates or Representatives, whether or not relating to the business of the Company Entities, in accordance with the provisions of the Confidentiality Agreement (in each case as if Buyer and Seller were directly a party thereto), which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.
Section 6.4 Consents and Approvals.
(a) Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, (i) prepare (and cooperate in the preparation of), as soon as is practical following the date of this Agreement, all necessary filings in connection with the Transaction that may be required to obtain any necessary Consent prior to the Closing Date, and (ii) submit such necessary filings as soon as practicable, and in no event later than November 15, 2019. Notwithstanding the foregoing, Buyer shall, and shall cause its Subsidiaries and Affiliates to, (i) prepare, as soon as is practicable following the date of this Agreement, such filings set forth in Section 6.4(a) of the Buyer Disclosure Schedule, and (ii) submit such filings as soon as practicable, and in any event no later than November 15, 2019. Buyer shall submit for Seller’s reasonable review and approval any proposed filing to be made with a Governmental Authority in Peru and Bermuda in no event later than November 5, 2019. Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, submit the subsequent or supplemental filings, information and/or documents required by the Peruvian Anti-Trust Authority or the Bermuda Monetary Authority as soon as reasonably practicable and no later than the date required by the applicable Governmental Authority, and cooperate with one another in the preparation of such filings and any subsequent procedure in such manner as is reasonably necessary and appropriate. Buyer shall be responsible for the payment of all filing and other fees in connection with all filings required under this Section 6.4.
(b) Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and Seller shall notify the other promptly upon the receipt by such Party or its Subsidiaries or Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.4 or the Transaction and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the Transaction by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.4, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence between such Party and any Governmental Authority relating to the Transaction. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transaction shall include representatives of both Buyer and Seller. Subject to applicable Laws, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Transaction by or on behalf of any Party. No Party shall, at any time during or prior to the performance of its obligations hereunder, secure any Consent from any Governmental Authority in violation of Anti-Bribery Laws.
(c) In order to consummate the Transaction, Buyer shall, and shall cause each of its Subsidiaries and Affiliates to, make its best efforts to, at Buyer’s sole cost and expense, (i) obtain, as soon as practicable, but in any event prior to the Termination Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, any Governmental Authority or other Person as are necessary for consummation of the Transaction, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (iii) defend all Actions challenging this Agreement or the other Transaction Documents or the consummation of the Transaction, (iv) prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, permanent or preliminary injunction, restraining order or other order of the type referred to in Section 7.1(a), and (v) resolve any objections asserted with respect to the Transaction raised by any Governmental Authority or other Person, including (A) executing any and all settlements, undertakings, consent decrees, stipulations, or other agreements, and assuming any and all obligations or conditions relating its or its Affiliates’ businesses or operations, with any Governmental Authority or other Person, (B) restricting, modifying, conditioning, limiting, selling, divesting, or otherwise conveying, or agreeing to do so, particular assets or categories of assets or businesses of Buyer its Subsidiaries or Affiliates prior to, concurrently with or subsequent to the Closing or the Company Entities concurrently with or subsequent to the Closing, and (C) permitting Seller to sell, divest, or otherwise convey any particular assets or categories of assets or businesses of the Company Entities prior to the Closing. Buyer shall, and shall cause its Subsidiaries and Affiliates to, respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority or other Person with respect to the Transaction. Buyer shall not, and shall cause its Affiliates not to, enter into any agreement, complete any transactions or take any other action that would reasonably be expected to adversely affect, materially delay or impair or prohibit the consummation of the Transaction, including causing the failure of the closing conditions set forth in Article VII to be satisfied. Notwithstanding anything to the contrary in this Agreement, nothing shall require, or be construed to require, Seller or any of its Affiliates or Subsidiaries, in order to obtain the consent or successful termination or expiration of any review of any Governmental Authority regarding the Transaction contemplated hereby, to (i) restrict, modify, condition, limit, sell, hold separate, divest or otherwise convey, or agree to any of the foregoing, at any time, any assets, businesses or any interests in any assets or businesses, of Seller or any of its Affiliates or Subsidiaries, (ii) change or restrict the operation by Seller or any of its Affiliates or

Subsidiaries of any assets or businesses, or (iii) initiate or participate in any legal or administrative proceeding with respect to any such assets, businesses or matters.
Section 6.5 Public Announcements. Except as required by Law, any Governmental Authority or the rules of a national securities exchange to make such disclosure, each Party shall, and shall cause its Subsidiaries and Affiliates (as applicable), to (a) consult with the other Party regarding the timing and content of all public announcements or statements regarding this Agreement, the Closing and the Transaction, and (b) use its commercially reasonable efforts to agree upon the text of any such public announcement or statement with the other Party prior to its release. The restrictions in this Section 6.5 shall not apply in connection with any dispute regarding this Agreement or the Transaction.
Section 6.6 Post-Closing Access; Preservation of Records. After the Closing, Buyer and its Affiliates shall make, or cause to be made, available to Seller or any of its Representatives (at Seller’s sole cost and expense) reasonable access during normal business hours and on reasonable advance notice from Seller to Buyer to the books, records, Tax Returns and documents of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably required, and Seller shall make available to Buyer or any of its Representatives (at Buyer’s sole cost and expense) reasonable access during normal business hours and on reasonable advance notice from Buyer to Seller to the books, records, Tax Returns and documents with respect to the business of the Company Entities in existence and in the possession of Seller (other than the Company Entities) on the Closing Date (and the assistance of employees responsible for such books, records and documents) during regular business hours, in each case as may be reasonably required for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (b) preparing reports to equity holders and Governmental Authorities, or (c) such other purposes for which access to such documents is reasonably required, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents; provided, that access to such books, records, documents and employees shall not materially interfere with the normal operations of the other Party, its Affiliates, or the Company Entities and the reasonable out-of-pocket expenses of Buyer, its Affiliates and the Company Entities incurred in connection with providing such access and information to Seller and its Affiliates shall be paid by Seller, and the reasonable out-of-pocket expenses of Seller and its Affiliates incurred in connection with providing such access and information to Buyer and its Affiliates shall be paid by Buyer. Each Party shall cause their respective Affiliates to maintain and preserve all such Tax Returns, books, records and other documents for any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the other Party (at such other Party’s sole cost and expense) at the end of any such period, which offer shall remain open for a period of not more than thirty (30) days. Each Party agrees that such records will be kept strictly confidential and used only as contemplated herein or as otherwise agreed by the Parties
Section 6.7 Tax Matters.
(a) Buyer shall cause each Company Entity to prepare and file (or cause to be prepared and filed) all Tax Returns of such Company Entity for (i) any Tax period ending on or before the Closing Date and required to be filed after the Closing Date (a “Pre-Closing Return”), and (ii) any Straddle Period (a “Straddle Period Return”), in each case, in accordance with applicable Law and the Governing Documents of such Company Entity and consistent with the past practices of such Company Entity. Buyer shall provide Seller with a draft of each such Pre-Closing Return or Straddle Period Return at least thirty (30) days prior to the due date thereof for Seller’s review, comment and approval, which approval shall not be unreasonably delayed, conditioned or withheld, and Buyer shall incorporate Seller’s comments. In the case of any Company Entity, Seller shall be entitled to exercise all rights (and shall be subject to any obligations) of Buyer (or any Affiliates (including the Company Entities following the Closing) or Representative thereof) with respect to the review, approval and filing of any Pre-Closing Return or Straddle Period Return of such Company Entity. The preparation and filing of any Tax Return of the Company that does not relate to a Tax Return of a Company Entity for any Tax period ending on or before the Closing Date or Straddle Period Return shall be exclusively within the control of Buyer. Seller shall pay either to Buyer or to the relevant Company Entity, on or before five (5) days prior to the due date, any amount due and payable on (i) any Pre-Closing Return, and (ii) any Straddle Period Return to the extent such amount is apportioned to the Seller (as determined pursuant to Section 6.7(d)), in each case to the extent not accounted for in the determination of the Preliminary Purchase Price or the Final Purchase Price (or any component thereof).
(b) After the Closing Date, neither Buyer, nor any of its Affiliates (including any Company Entity), nor any Representatives thereof, shall, without Seller’s consent which shall not be unreasonably withheld, conditioned or delayed, (i) amend or approve or consent to the amendment of any Pre-Closing Return, Straddle Period Return or other Tax Return of the Company Entities with respect to a taxable period ending on or prior to the Closing Date, (ii) make, change, approve or consent to any Tax election with respect to any Company Entity, or take or fail to take any action with respect to any such entity (including transfers of assets of or interests in legal entities, payments of dividends, or redemptions of stock), in each case, that reasonably would be expected to increase the Taxes of Seller or its Affiliates or beneficial owners for any Tax period ending on or prior to August 31, 2019,or (iii) agree or consent to the amendment of any Governing Document, or the waiver of any right or obligation of any Company Entity under, any Governing Document of, any Company Entity that reasonably would be expected to impair or adversely affect the right of Seller hereunder to exercise the rights of Buyer (or its Affiliate (including the Company Entities following the Closing) or any Representative thereof) as provided in clauses (a) or (c).
(c) Seller and Buyer shall notify the other within ten (10) days of the receipt by Seller or Buyer (or any of their Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to any Company Entity for which Seller (or any of its Affiliates) may be liable pursuant to this Agreement, directly on a pass-through basis (such as income Taxes) or otherwise (a “Tax Proceeding”); provided, that no failure or delay in providing notice of a Tax Proceeding shall reduce or otherwise affect the obligations of the Indemnifying Party under this Agreement, except to the extent the Indemnifying Party is actually prejudiced thereby. In the case of any Tax Proceeding with respect to a Company Entity, Seller and/or the Persons so appointed by Seller shall each be entitled to exercise all rights (and shall be subject to any obligations) of Buyer (or any Affiliate (including the Company Entities following the Closing) or Representative thereof) hereunder or pursuant to the Governing Documents of the applicable Company Entity, with respect to the control and defense of such Tax Proceeding, including the right to act as tax matters partner or partnership representative. Seller shall keep Buyer reasonably informed of the developments and status of any Tax Proceeding controlled by Seller and shall not settle or compromise any such Tax Proceeding without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional release of the defendant under the Tax Proceeding, and (ii) the settlement is for money damages only. If Seller does not elect to control the resolution of a Tax Proceeding, Buyer shall (A) permit Seller to participate (at its own expense) in such Tax Proceeding, (B) keep Seller reasonably informed of developments and the status of such Tax Proceeding, and (C) not settle or compromise such Tax Proceeding without the prior written consent of Seller. In the event of any conflict between the provisions of this clause (c) and Section 8.3 (to the extent applicable), this clause (c) shall control.
(d) At Seller’s request, the Buyer or its Affiliates (including any Company Entity following the Closing) shall apply for any Tax refund available for any Tax period (or portion thereof) ending on or before the Closing Date. Seller shall be entitled to an amount equal to the product of (i) the relevant Applicable Percentage, and (ii) any Tax refunds or credits received by or credited to Buyer or its Affiliates (including any Company Entity following the Closing) with respect to any Tax period (or portion thereof) ending on or before the Closing Date, to the extent that such amount is not reflected as current assets in the calculation of Closing Date Adjusted Working Capital (collectively, “Tax Refunds”). Buyer shall pay, or cause to be paid, to Seller the amount of Seller’s share of any Tax Refund (plus any interest actually received with respect thereto from an applicable Governmental Authority), net of any reasonable out-of-pocket expenses (including Taxes) incurred in connection with receiving such Tax Refund, within ten (10) days of receipt of or entitlement to such Tax Refund. With respect to any Straddle Period, the Buyer or its Affiliates (including any Company Entity following the Closing) shall pay to Seller, within sixty (60) days of the Closing Date, an amount (to the extent that such amount is not reflected as current assets in the calculation of Closing Date Adjusted Working Capital) equal to the product of (i) the relevant Applicable Percentage, and (ii) the excess of (1) any estimated Tax payments made by the Seller or its Affiliates (including any Company Entity prior to Closing) for the taxable period that includes the Closing Date, over (2) the Tax liability for such taxable year (with respect to Taxes for which estimated Tax payments were made) as if such taxable year ended on the Closing Date. For purposes of Section 6.7(a) and this Section 6.7(d), all Taxes and Tax liabilities with respect to the income, property or operations of the Company Entities that relate to the Straddle Period shall be apportioned between Seller and Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company Entities as though the taxable year of the Company Entities terminated at the close of business on the Closing Date.
(e) Any Tax-sharing, Tax allocation or Tax reimbursement agreement between Sempra Energy or its Affiliates, on the one hand, and any Company Entity, on the other hand, shall be terminated as of the Closing Date.
(f) Buyer and Seller shall, and shall cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested and reasonably necessary, in connection with (i) preparing, reviewing or filing any Tax Return, amended Tax Return or claim for refund of or with respect to the Company Entities, (ii) determining Liabilities for Taxes or a right to refund of Taxes of or with respect to the Company Entities, or (iii) conducting any audit or other action with respect to Taxes of or with respect to the Company Entities.
(g) With respect to any capital gains Taxes that the Seller is required to pay to SUNAT in connection with the transaction contemplated hereunder, the Seller shall (i) timely pay to SUNAT the full amount of such capital gains Taxes, which equals to thirty percent (30%) of the amount of capital gains realized by the Seller as a result of the transaction contemplated under this Agreement, within the timeframe required by applicable Law; and (ii) provide the Buyer with a copy of the payment receipt issued by SUNAT evidencing the full payment of the capital gains Taxes within ten (10) Business Days of making such payment. Seller shall be solely responsible for the calculation and payment of such capital gain Tax. Neither the Companies nor the Buyer or its Affiliates shall have any liability whatsoever for such matters as a result of any failure to pay, or non-compliance with, the regulatory procedures with respect to such capital gains Taxes.
Section 6.8 Insurance. After the Closing Date (a) the Company Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, or be entitled to claim benefits or seek coverage under, any of Seller’s or its Affiliates insurance policies, and (b) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company Entities for any event or occurrence after the Closing sufficient to comply with any and all of the contractual and statutory obligations of the Company Entities.
Section 6.9 Termination of Affiliate Contracts. At or prior to the Closing, except as set forth in Section 6.9 of the Seller Disclosure Schedule, (a) Seller and its Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, shall pay, settle, net, cancel, forgive or release any Liabilities under the Intercompany Accounts between such Persons, or Seller shall cause any such Intercompany Accounts to be transferred to or from the Company Entities in a manner reasonably satisfactory to Buyer, such that the Company Entities, on the one hand, and Seller and its Affiliates (other than the Company Entities), on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following Closing, and (b) the Affiliate Contracts, other than those set forth in Section 6.9 of the Seller Disclosure Schedule, shall be terminated without any further force or effect.
Section 6.10 [Intentionally Omitted.]
Section 6.11 Employee Relations and Benefits. Following the Closing Date, Buyer shall cause the Company Entities to comply in all material respects with all agreements benefitting the employees of the Company Entities set forth in Section 6.11 of the Seller Disclosure Schedule who remain in the employment of Buyer or any Company Entity or any of their respective Affiliates, Subsidiaries or successors immediately following the Closing (the “Continuing Employees”).
Section 6.12 Pre-Closing Further Assurances. Subject to the terms and conditions of this Agreement and applicable Laws, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Transaction as soon as practicable in order to cause any of the conditions to such other Party’s obligation to consummate the Transaction specified in Article VII to be fully satisfied.
Section 6.13 Post-Closing Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, causing the Company Entities) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, causing the Company Entities to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
Section 6.14 Use of Certain Names.
(a) As soon as reasonably practicable, but in any event within sixty (60) days following the Closing, Buyer shall, and shall cause the Company Entities to, cease using and remove the words and Trademarks set forth in Section 6.14(a) of the Seller Disclosure Schedule (collectively, the “Seller Marks”) from the Owned Real Property and the material assets of the Company Entities, and disposing of any unused stationery and literature of the Company Entities bearing the Seller Marks. Buyer, the Company Entities and their Affiliates may report on the Company Entities’ website, securities filings and other materials that the Company Entities were acquired from Seller. Notwithstanding anything to the contrary, Buyer, the Company Entities and their Affiliates shall not be deemed to have violated this Section 6.14 or Seller’s and its Affiliates’ rights in the Seller Marks by reason of: (i) the appearance of the Seller Marks on any tools, dies, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written or electronic data, materials or assets (including computer source code) that are used for internal purposes only in connection with the business of the Company Entities; (ii) the appearance of the Seller Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer has no control; or (iii) the use by Buyer and its Affiliates of a Seller Mark for purposes of conveying to customers or the general public that the Company Entities are no longer affiliated with Seller, and/or to reference historical details concerning or make historical reference to the Company Entities. Buyer acknowledges that the Seller Marks are owned exclusively by Seller or its Affiliates, and, except to the extent expressly permitted by this Section 6.14(a), after the Closing, Buyer shall not, and shall cause the Company Entities and their Affiliates not to, use the Seller Marks or other Intellectual Property rights belonging to Seller or its Affiliates that have not been expressly conveyed to Buyer or any Company Entity (“Excluded Intellectual Property”), and Buyer acknowledges that it, its Affiliates and the Company Entities have no rights whatsoever to use the Seller Marks or other Excluded Intellectual Property except to the extent expressly permitted by this Section 6.14(a). Without limiting the foregoing, within thirty (30) days after the Closing Date, Buyer shall cause each Company Entity whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks and to amend all of the organizational documents of such Company Entity to eliminate such Seller Marks from the name of such Company Entity, and shall promptly provide evidence thereof to Seller.
(b) In connection with any use of the Seller Marks by Buyer or the Company Entities to the extent expressly permitted pursuant to this Section 6.14, Buyer shall and shall cause the Company Entities to comply with, in all respects, all of Seller’s and its Affiliates’ quality control requirements, policies and guidelines in effect at such time and as may be provided to Buyer or any Company Entity by Seller from time to time during the use of the Seller Marks in accordance with this Section 6.14.
Section 6.15 Directors’ and Officers’ Indemnity and Insurance.
(a) Buyer agrees to cause each Company Entity to ensure that (i) all rights to indemnification now existing in favor of any individual who, at or prior to the Closing, was a director, alternate director, officer or employee of such Company Entity or who, at the request of the such Company Entity, served as a director, alternate director or officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred on or before the Closing Date and indemnification agreements to which such Company Entity is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, and (ii) the provisions with respect to indemnification and limitations on liability set forth in the Governing Documents of such Company Entity shall not be amended, repealed or otherwise modified in a manner adverse to any Indemnified Person for a period of at least six (6) years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such six (6)-year period, all rights to indemnification or limitation on liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Buyer nor any Company Entity shall settle, compromise or consent to the entry of judgment in any Action or investigation or threatened Action or investigation without the written consent of such Indemnified Person.
(b) After the Closing, Buyer shall cause each Company Entity to indemnify to the fullest extent permitted by applicable Law all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors or alternate directors of such Company Entity or as trustees or fiduciaries of any plan for the benefit of employees of such Company Entity, occurring prior to the Closing, including the execution of, and the transactions contemplated by, this Agreement.
(c) Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 6.15 shall be binding upon the successors and assigns of Buyer and the Company Entities. In the event Buyer or any of the Company Entities, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, Buyer shall make such proper provisions so that the successors and assigns of Buyer or the relevant Company Entity, as the case may be, honor the indemnification and other obligations set forth in this Section 6.15.
(d) The obligations of Buyer under this Section 6.15 shall survive the Closing and (it being expressly agreed that the Indemnified Persons to whom this Section 6.15 applies shall be third-party beneficiaries of this Section 6.15, each of whom may enforce the provisions of this Section 6.15).
Section 6.16 Post-Closing Statutory Tender Offer. To the extent that, after Closing, any mandatory tender offer shall be required under applicable Law with respect to Luz del Sur S.A.A., the Parties agree that neither Seller nor any or its Affiliates shall have any Liability for or obligations with respect to the performance of such tender offer.
Section 6.17 No Shop. From the date of this Agreement until the date that this Agreement is terminated in accordance with its terms, Seller shall not, and shall not authorize or permit any of its Affiliates (including any Company Entity) or any of its or their Representatives to, directly or indirectly, (i) knowingly encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible

Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than Buyer, its Affiliates and Representatives) conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger or other business combination transaction involving any Company Entity; (ii) acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Company Entities taken as a whole.
Section 6.18 Non-Solicitation.
(a) Neither Seller nor any of its Affiliates will at any time during the period commencing on the date hereof and ending on the date that is two (2) years after the Closing Date (the “Restricted Period”), directly or indirectly, knowingly solicit any employee of any Company Entity performing services for any Company Entity, without Buyer’s prior written consent.
(b) Nothing contained in this Section 6.18 shall be deemed to prohibit (i) generalized searches for employees through media advertisements published in a newspaper, over the internet or in another publication of general circulation, employment search firms, open job fairs or otherwise that are not knowingly and intentionally directed at the employees of any Company Entity, or (ii) soliciting the employment or services of any employee of any Company Entity who is terminated by any Party, any Company Entity or any of their respective Affiliates.
Section 6.19 Non-Competition.
(a) During the Restricted Period, in consideration for the agreements of Buyer herein, Seller will not, and will cause its Affiliates not to, directly or indirectly, for its own account or for the account of any other Person, anywhere in Peru (i) acquire or participate in a Competing Business or (ii) operate, control, manage or hold any equity interest in any Person or business that engages in a Competing Business; provided, however, that, for the purposes of this Section 6.19, neither the Seller nor any of its Affiliates will be prevented from (i) being the holder or beneficial owner by way of bona fide investment purposes only of any units of an authorized unit trust or any securities in any company carrying on any Competing Business which, in each case, are listed or traded on any recognized stock exchange, regulated market or trading facility provided always that such Persons do not, in the aggregate, hold and are not beneficially interested in more than a total of five percent (5%) of any class of the equity interests in such company, or (ii) acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of, or any equity interest in, any Person if the annual revenues, net assets or net income of such Person from a Competing Business comprise no more than twenty percent (20%) of the lower of annual revenue, net assets or net income of such acquired business.
(b) The Parties acknowledge and agree that the covenants set forth in Section 6.18 and this Section 6.19 are necessary for the reasonable protection of Buyer and are a material inducement for Buyer to enter into this Agreement. The Parties acknowledge and agree that Buyer may not have an adequate remedy at law for any breach or threatened or attempted breach of the covenants and agreements set forth in Section 6.18 and this Section 6.19, and Buyer shall, in addition to the other remedies that may be available to it under this Agreement or Law, be entitled to equitable relief, including specific performance or injunctive relief for the enforcement of the covenants set forth in Section 6.18 and this Section 6.19. The Parties acknowledge and agree that the time, scope and geographic area of the covenants set forth in Section 6.18 and this Section 6.19 are reasonable, and if any such covenant is held to be unenforceable by reason of time, scope or geographic area, then such covenant shall be interpreted to extend to the maximum time, scope and geographic area for which it may be enforced as determined by a court of competent jurisdiction by final determination, and such covenant shall only apply in its reduced form.
Section 6.20 Buyer Retained Assets. From the date hereof until the earlier of (i) the Closing and (ii) the later of (x) sixty (60) days after the date that this Agreement is validly terminated in accordance with its terms, and (y) the rendering of any final, non-appealable judgment by a court of competent jurisdiction in respect of, or the mutually agreed settlement of, any claim initiated by Seller against Buyer for breach of this Agreement pursuant to Section 9.2, Buyer shall not sell, transfer, dispose of or otherwise fail to retain, any of the Buyer Retained Assets except as permitted in Section 6.20 of the Buyer Disclosure Schedule.
Section 6.21 Agent for Service of Process. Buyer shall, as promptly as practicable but no later than five (5) Business Days after the date hereof, deliver a letter of acceptance by CT Corporation (or such other agent reasonably acceptable to Seller) confirming its appointment as agent for service of process for Buyer in New York for purposes of Section 10.14.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the Transaction are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:
(a) No Adverse Order. There shall be no Governmental Order that is in effect in Peru, the United States of America, the Netherlands or Bermuda that restrains or prohibits the consummation of the Transaction.
(b) Consents from Governmental Authorities. All necessary Consents from Governmental Authorities set forth in Section 3.5 of the Seller Disclosure Schedule shall have been obtained or any applicable waiting periods (and any extensions thereof) shall have expired or been terminated.
Section 7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Transaction is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:
(a) Accuracy of Buyer’s Representations and Warranties.

(i) The representations and warranties of Buyer contained in this Agreement other than the Fundamental Representations of Buyer, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.
(ii) The Fundamental Representations of Buyer contained in this Agreement shall be true and correct in all material respects in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.
(c) Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the Closing Date.
(d) SUNAT Certificate. Seller shall have received a valid and effective “Certificate of Invested Capital” from SUNAT with respect to Seller’s Tax basis in each Company that was issued by SUNAT within the 45-day period ending on the Closing Date (the “Peruvian Tax Basis Certificates”).
Section 7.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transaction is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:
(a) Accuracy of Seller’s Representations and Warranties.
(i) The representations and warranties of Seller contained in this Agreement other than the Fundamental Representations of Seller, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than with respect to Section 3.7(f) and Section 3.8(c)), shall be true and correct, in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities; provided, that the representations and warranties set forth in Section 3.7(f) and Section 3.8(c) shall be true and correct in all respects.

(ii) The Fundamental Representations of Seller contained in this Agreement shall be true and correct (excluding, in the case of Section 3.3, de minimis errors) in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b) Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.
(c) Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.3(a) and Section 7.3(b) as of the Closing Date.
(d) General Meeting of Buyer Parent. The Buyer Parent Shareholder Approval shall have been obtained.
Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by (a) such Party’s failure to (i) act in good faith, or (ii) take any action required in accordance with this Agreement or any Transaction Agreement, or (b) the failure of an Affiliate of a Party to take any action required in accordance with any Transaction Agreement that such Affiliate is party to.
ARTICLE VIII.
SURVIVAL, INDEMNIFICATION AND REMEDIES
Section 8.1 Survival. Each representation and warranty of Seller and Buyer contained in this Agreement and in any certificate delivered pursuant to this Agreement (other than the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.2(a) (Noncontravention), Section 3.3 (Capitalization) (solely as it relates to the Company Interests), Section 3.4 (Ownership) (solely as it relates to the Company Interests), Section 3.17 (Brokers’ Fees), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3(a) (Noncontravention), Section 4.4 (Brokers’ Fees), Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3(a) (Noncontravention), Section 5.6 (Investment) and Section 5.8 (Brokers’ Fees) (collectively the “Fundamental Representations”), the representations and warranties set forth in Section 3.9 (Tax Matters) (the “Tax Representations”) and the representations and warranties set forth in Section 3.11 (Environmental Matters) (the “Environmental Representations”)), shall survive the Closing for a period of twelve (12) months following the Closing. Each of the Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations, each of the Environmental Representations shall survive the Closing for a period of twenty four (24) months following the Closing and each of the Tax Representations shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days. Subject to the proviso at the end of this Section 8.1, none of Seller, any Company Entity or Buyer shall have any Liability whatsoever with respect to any such representations or warranties from and after the time such representation or warranty ceases to survive pursuant to this Section 8.1. Each covenant contained in this Agreement (other than the covenants which by their terms are to be performed by the Parties following the Closing

(collectively, the “Post-Closing Covenants”)) shall terminate at the Closing, and all rights to indemnification for a breach of such covenants shall terminate upon the date that is three (3) months after the Closing Date, subject to the proviso at the end of this Section 8.1, none of Seller, Buyer, or any of their respective Affiliates or Subsidiaries shall have any Liability whatsoever with respect to any such covenant thereafter. The Post-Closing Covenants shall survive the Closing Date until fully performed, and none of Seller, Buyer, or any of their respective Affiliates or Subsidiaries shall have any Liability whatsoever with respect to any such Post-Closing Covenant thereafter; provided, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 8.1 shall continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in accordance with Section 8.3 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 8.3.
Section 8.2 Indemnification.
(a) Subject to the other provisions of this Article VIII, after the Closing, Seller shall indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representations and warranties made by Seller in Articles III and IV of this Agreement as if such representations and warranties were made on the date hereof and as of the Closing Date (except to the extent any such representation or warranty, by its terms, speaks as of a specified date, in which case, as if such representation or warranty was made as of such specified date), (ii) any breach, nonfulfillment of or failure to perform any covenant on the part of Seller contained in this Agreement, and (iii) to the extent not otherwise covered in this Section 8.2(a), any Taxes imposed on any Company Entity with respect to a Pre-Closing Tax Period; provided, that Seller shall not be liable for, and shall not indemnify the Buyer Indemnified Parties for, any Taxes that were taken into account in the calculation of the Preliminary Purchase Price or the Final Purchase Price.
(b) Subject to the other provisions of this Article VIII, after the Closing, Buyer shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representations and warranties made by Buyer as if such representations and warranties were made on the date hereof and as of the Closing Date (except to the extent any such representation or warranty, by its terms, speaks as of a specified date, in which case, as if such representation or warranty was made as of such specified date), and (ii) any breach, nonfulfillment of or failure to perform any covenant on the part of Buyer contained in this Agreement.
(c) Seller shall not be liable for, and no amounts of indemnity shall be payable in the case of, any claims by a Buyer Indemnified Party for breaches by Seller of representations and warranties, other than the Fundamental Representations and Tax Representations, unless and until the aggregate indemnifiable Damages for which Seller would be liable hereunder for breaches by Seller of representations and warranties (excluding the Fundamental Representations and Tax Representations) (after giving effect to any Indemnity Reduction Amounts) equals or exceeds an amount equal to one percent (1%) of the Base Purchase Price in the aggregate (the “Deductible”), in which event the Buyer

Indemnified Parties shall be entitled to claim indemnity for Damages only to the extent such aggregate Damages exceed the Deductible and for such amount in excess.
(d) Without limiting the generality of the foregoing, Seller shall not be liable, with respect to any individual claim (or a series of related claims) hereunder for breaches by Seller of representations and warranties (other than the Fundamental Representations and Tax Representations) that results in otherwise indemnifiable Damages, and such Damages (relating to any individual claim or a series of related claims) shall not be counted toward satisfaction of the Deductible, unless such Damages exceed an amount equal to two hundred and fifty thousand dollars ($250,000).
(e) Seller’s Liability for indemnification of Damages under this Agreement resulting from, arising out of, or relating to any breach or failure of any representation or warranty made by Seller (other than Fundamental Representations and Tax Representations) shall be limited to, in the aggregate, an amount equal to seven point five percent (7.5%) of the Base Purchase Price (the “Cap”); provided, that under no circumstances shall the maximum aggregate amount of indemnifiable Damages which may be recovered by the Buyer Indemnified Parties for indemnification pursuant to this Article VIII be greater than the Final Purchase Price.
(f) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement shall be reduced by any amounts under insurance policies, indemnity, contribution or similar payment actually received (net of costs of enforcement or recovery, deductibles, retro-premium adjustments and other expenses reasonably incurred by such Indemnified Party or its Affiliates in obtaining such proceeds or reimbursements) by or on behalf of any Indemnified Party or its Affiliates from third parties and any Tax benefit (realized in the same fiscal year in which the Damages are incurred) to the Indemnified Party or its Affiliates arising in connection with the payment of any such Damages (such amounts and benefits (net of costs of enforcement or recovery, deductibles, retro-premium adjustments and other expenses reasonably incurred by such Indemnified Party or its Affiliates in obtaining such proceeds or reimbursements) are collectively referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party or its Affiliates receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. Except in the case of fraud, an insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each of Seller and Buyer, as appropriate, shall, or shall cause each Indemnified Party to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement and take all commercially reasonable actions to mitigate damages; provided the foregoing shall not require any Indemnified Party to commence or threaten to commence any Action.
(g) For the avoidance of doubt, the indemnification obligations of the Parties hereunder shall include the obligation to pay Damages relating to breaches which do not arise out of, or involve, any Third-Party Claims.
(h) The amount of indemnifiable Damages in respect of any breach of or inaccuracy in a representation or warranty (other than the representations and warranties in Section 3.8(c) and the phrase “in all material respects” with respect to the fair presentation of the Financial Statements in accordance with IFRS in Section 3.6), shall be determined as if such representation and warranty had not contained any limitation or qualification as to materiality, material adverse change, Material Adverse Effect or similar language; provided, that the foregoing shall not apply for the purposes of determining whether a breach or inaccuracy in a representation or warranty in this Agreement has occurred.
Section 8.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.2 shall be asserted and resolved as follows:
(a) In the event any Action in respect of which an Indemnified Party might seek indemnity under Section 8.2 is commenced against or sought to be collected from such Indemnified Party by a Person other than a Party or any of its Affiliates (other than a claim for Taxes) (a “Third-Party Claim”), then such Indemnified Party shall deliver a Claim Notice reasonably promptly to the Indemnifying Party in accordance with clause (b) below. In case any such Action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and to assume and control the defense thereof, at the Indemnifying Party’s expense, with counsel reasonably satisfactory to such Indemnified Party, if it gives notice of its intent to do so to Buyer and such Indemnified Party within thirty (30) days after its receipt of the Claim Notice, and then the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, that the Indemnifying Party shall use diligent and good faith efforts in such defense and shall keep the Indemnified Party reasonably apprised of the status thereof, and the Indemnified Party may participate without obstruction in such defense at the Indemnified Party’s expense; provided further that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or assume the defense of any such Third-Party Claim (x) which is a criminal proceeding, (y) in which the principal relief sought against the Indemnified Party is other than monetary damages or (z) for which the amount claimed as Damages is double the maximum aggregate amount of Damages for which the Indemnifying Person is liable under this Article VIII. If the Indemnifying Party does not elect or is not entitled to assume the defense of a Third-Party Claim, it shall not be obligated to pay the reasonable and documented fees and expenses of more than one counsel for the Indemnified Parties with respect to such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has elected and is entitled to assume or continue the defense of a Third-Party Claim in accordance with this Section 8.3(a), an Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense to participate in the defense of a Third-Party Claim if the named parties to any such claim (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by outside counsel that there is an actual conflict of interest between the Indemnifying Party and Indemnified Party that would make it inappropriate in the reasonable judgment of such counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party; provided, that (i) the Indemnified Party shall use diligent and good faith efforts in such defense and (ii) the Indemnifying Party shall not, in connection with any such Third-Party Claim, be liable for the fees and expenses of more than one separate counsel at any time for the Indemnified Party, except to the extent that local or regulatory counsel, in addition to its regular counsel, is required in order to effectively defend against such Third-Party Claim. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim of all Indemnified Parties affected by the claim from all Liability arising out of such claim, and (ii) the settlement is for money damages only and does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. If the Indemnifying Party does not assume control or is not entitled to continue control over the defense of such Third-Party Claim as provided in this Section 8.3(a), then the Indemnified Party shall have the right to defend, resolve, settle or compromise such Third-Party Claim at its sole cost and expense (or, if the matter in question is one for which the Indemnified Party is entitled to indemnification pursuant to this Article VIII, at the expense of the Indemnifying Party); provided, that (A) the Indemnified Party shall use diligent, reasonable and good faith efforts in its defense of such Third-Party Claim, (B) the Indemnifying Party shall not, in connection with any such Third-Party Claim, be liable for the fees and expenses of more than one separate counsel at any time for the Indemnified Party, except to the extent that local or regulatory counsel, in addition to its regular counsel, is required in order to effectively defend against such Third-Party Claim, (C) the Indemnifying Party shall have the right to participate in the defense of such Third-Party Claim at its sole cost and expense, but the Indemnified Party shall control such defense and (D) the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnified Party shall not settle any Third-Party Claim for which it is pursuing a claim for Damages under this Article VIII without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) or unless a final Governmental Order from which no appeal may be taken has been entered against the Indemnified Party for such Third-Party Claim.
(b) In the event of any claim or demand, including Third-Party Claims, in respect of which an Indemnified Party might seek indemnity hereunder, the Indemnified Party shall deliver an Indemnity Notice promptly to the Indemnifying Party; provided, that the failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party has been materially prejudiced thereby, and then only to the extent of such prejudice. The Indemnifying Party shall notify the Indemnified Party within the thirty (30)-day period after its receipt of such Indemnity Notice (the “Dispute Period”) as to whether the Indemnifying Party disputes its Liability to the Indemnified Party hereunder.
(c) The Parties shall cooperate with one another with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder including making available to the other Party all witnesses under such Party’s control relating thereto as is reasonably required by the other Party and providing, or causing their respective employees to provide, the other Party with full access to any of the personnel, property and facilities and such books and records and other materials and information as is necessary to allow the applicable Party to defend and resolve, settle or compromise any Third-Party Claims.
(d) Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication, including with respect to duplication of the amount of any Liability to the extent the amount of such Liability is included in the Closing Adjustment Certificate or with respect to the amount of any Liability for which there is an accrual or reserve contained in the Financial Statements.
Section 8.4 Limitations on Remedies; Release.
(a) EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, THE COMPANY INTERESTS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE BUSINESSES, OR ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OF THE COMPANY ENTITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY ENTITIES, OR AS TO ANY OTHER MATTER, AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY ENTITIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR RELATING TO COMPLIANCE WITH OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR ANY PART THEREOF, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES, AND NO MATERIAL OR INFORMATION OR STATEMENTS PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR BY ANY REPRESENTATIVE, EMPLOYEE, MANAGER, AGENT, ATTORNEY, ADVISOR, CONSULTANT, ACCOUNTANT, BROKER OR INVESTMENT BANKER, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION RECEIVED BY BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), ANY PROJECTIONS OR FORECASTS, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING INFORMATION IN THE ELECTRONIC DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION

REQUEST PROVIDED TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, OR OTHERWISE MAY BE RELIED UPON, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE COMPANY INTERESTS AND THE ASSETS OF THE COMPANY ENTITIES OR ANY OTHER MATTER, OTHER THAN TO THE EXTENT EXPRESSLY SET FORTH IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLES III AND IV HEREIN. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.4(A) SHALL PRECLUDE OR LIMIT IN ANY MANNER BUYER’S ABILITY TO MAKE A CLAIM AGAINST SELLER FOR FRAUD.
(b) Except for the express obligations of Seller that survive the Closing under this Agreement (including pursuant to this Article VIII, for and in consideration of the Company Interests, effective as of the Closing, Buyer and the Company Entities after the Closing, and each of their respective successors and assigns (each a “Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller and its past, present and future Subsidiaries, Affiliates, and each of the present and former directors, alternate directors, officers and employees of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Releasee”) of, from and against any and all Actions, causes of action, claims, demands, Damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, both in Law and in equity, whether related to any period of time before or after the Closing, including any Liability under Environmental Law, in each case to the extent arising out of or resulting from such Releasee’s ownership or operation of the Company Entities or the assets, business or operations of any of the Company Entities (or any of their predecessors). Each Releasor agrees not to, and agrees to cause its respective equity holders, Subsidiaries, Affiliates (which shall include the Company Entities after the Closing), Representatives, direct and indirect parent companies and each of their respective successors and assigns, not to, assert any claim against the Releasees; provided, that notwithstanding the foregoing, no Releasor releases its rights and interests under this Agreement or for fraud.
(c) None of the Seller Indemnified Parties and none of the Buyer Indemnified Parties shall be entitled to any recovery under this Agreement or any other Transaction Document following Closing for any of its or its Affiliates’ special, exemplary, punitive, consequential, incidental or indirect damages, lost profits, Regulated Tariff adjustments or losses based on diminution of value or calculated by reference to any multiple of earnings or earnings before interest, Tax, depreciation or amortization (or any other valuation methodology) (together, “Indirect Losses”), except to the extent any such Indirect Losses are awarded to a third party pursuant to any Third-Party Claim. Notwithstanding anything to the contrary herein, the Seller Indemnified Persons shall be entitled to recover any of their or their Affiliates’ Indirect Losses resulting from, arising out of or relating to (i) a breach by Buyer of any of its obligations contained in Section 6.4, or (ii) the Buyer’s failure to consummate the Transaction in the event that all of the closing conditions set forth in Article VII have been satisfied or waived, in accordance with the terms of this Agreement.
Section 8.5 Exclusive Remedies. Subject to Section 10.12, after Closing, the remedies set forth in this Article VIII shall be the sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement

(other than claims arising from fraud on the part of a Party). Without limiting the generality of the foregoing and subject to Section 10.12, this Article VIII and Article IX, effective as of the Closing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the other Party or any of its Affiliates with respect to the subject matter of this Agreement, whether arising under or based upon any Law, other than claims arising from fraud on the part of a Party. Nothing in this Section 8.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to seek any remedy on account of fraud by any party hereto.
Section 8.6 Tax Characterization. The Parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by applicable Law.
ARTICLE IX
TERMINATION
Section 9.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Closing solely in the following cases:
(a) by mutual written consent of Seller and Buyer;
(b) by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date that is nine (9) months after the date of this Agreement (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, the failure of the Transaction to be consummated by such date, and provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Seller has initiated proceedings prior to the Termination Date to specifically enforce this Agreement while such proceedings are still pending;
(c) by Seller, if: (i) any of the representations and warranties of Buyer contained in Article V shall fail to be true and correct, or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case of clause (i) or (ii), (1) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (A) the thirtieth (30th) day after written notice thereof is given by Seller to Buyer and (B) the day that is five (5) Business Days prior to the Termination Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.1(c) if Seller is in material breach of this Agreement;
(d) by Buyer, if: (i) any of the representations and warranties of Seller contained in Article III or Article IV shall fail to be true and correct, (ii) there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case of clause (i) or (ii), (1) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (A) the thirtieth (30th) day after written notice thereof is given by Buyer to

Seller, and (B) the day that is five (5) Business Days prior to the Termination Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) if Buyer is in material breach of this Agreement;
(e) by either Seller or Buyer by giving written notice to the other Party if following the date of this Agreement, any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and such Law or Governmental Order shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, such issuance, enactment, entry, promulgation or enforcement;
(f) by Seller if (i) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date), and (ii) Buyer does not consummate the Transaction within three (3) Business Days of the day the Closing is required to occur pursuant to Section 2.3;
(g) by Seller if the condition set forth in Section 7.3(d) has not been satisfied by the date that is twenty (20) days from the date hereof; or
(h) by Seller if China Three Gorges Corporation fails to deliver the CTG Guarantee or the Standby Letter of Credit (each as defined in the Letter of Undertaking) within the applicable period pursuant to Section 3 of the Letter of Undertaking.
Section 9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of Buyer and Seller under Section 6.3(b), Section 6.5, Section 6.20, this Article IX and Article X of this Agreement shall remain in full force and effect, and (ii) such termination shall not relieve any Party of any Liability for any breach of this Agreement prior to such termination.
ARTICLE X
MISCELLANEOUS
Section 10.1 Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) the Indemnified Persons with respect to Section 6.15, (c) Seller’s Counsel with respect to Section 10.13, (d) the Buyer Indemnified Parties, and (e) the Seller Indemnified Parties, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
Section 10.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided that Buyer may assign its obligations, rights and interests hereunder to one or more of its Affiliates (other than a Person organized under the Laws of Peru), upon written notice Seller, provided that such assignment shall not relieve Buyer of any of its obligations hereunder and Buyer shall remain jointly and severally responsible with such assignees for the performance of all of Buyer’s obligations hereunder.
Section 10.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by electronic mail (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:
If to Seller: Sempra Energy
         488 8th Avenue
San Diego, California 92101
Attn.: George Bilicic, Group President
Email: [***]@sempra.com
cc:
Sempra Energy
488 8th Avenue
San Diego, California 92101
Attn.: Raúl A. Farías; José A. Lau
Email: [***]@sempraglobal.com;
[***]@sempraglobal.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn.: Marwan Azzi
Email: [***]@whitecase.com
If to Buyer: China Yangtze Power International (Hongkong) Co, Limited
c/o 22th Floor, Focus Place B, 19 Financial Street,
Xicheng District, Beijing, China
Attn.: Guoqing Chen, Director/General
Manager; Long Zhang; Sisi Ai
Email: [***]@ctg.com.cn;
[***]@ctg.com.cn; [***]@ctg.com.cn
with a copy (which shall not constitute notice) to:
Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, Illinois 60601
Attn.: Lewis D. Popoff
Email: [***]@bakermckenzie.com
Tian Yuan Law Firm
10/F, China Pacific Insurance Plaza

28 Fengsheng Lane, Xicheng District,
Beijing, China
Attn.: Jie Chai
Email: [***]@tylaw.com.cn
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile or email (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
Section 10.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.5 Exhibits and Schedules. All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.
Section 10.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 10.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.8 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
Section 10.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Final Purchase Price, and vice versa.
Section 10.10 Expenses.
(a) Buyer shall be obligated to pay any and all costs of any audit of any Company Entity as may be required to enable Buyer to complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise. Buyer shall be obligated to pay any and all costs of any filing fees and expenses with respect to any filings required by applicable Laws in connection with this Agreement and the Transaction.
(b) Unless otherwise provided herein, including as provided in Section 2.2 and Section 6.4, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incidental to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the Transaction, whether or not the Transaction is consummated.
Section 10.11 No Recourse Against Non-Recourse Persons. All claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), shall be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or any past, present or future Representative, incorporator, equityholder or Affiliate of any of the foregoing (the “Non-Recourse Persons”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Recourse Persons. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Recourse Persons, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Persons with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.12 Specific Performance. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted and (ii) nothing contained in this Section 10.12 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.12 before exercising any termination right under Section 9.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 10.12 or anything contained in this Section 10.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 10.13 Legal Representation.
(a) It is acknowledged by each of the Parties that the Company Entities and Seller have retained (i) White & Case LLP, (ii) Rodrigo, Elias & Medrano, and (iii) the legal departments of Seller and its Affiliates (collectively, “Seller’s Counsel”) to act as their counsel in connection with the Transaction and that Seller’s Counsel has not acted as counsel for any other Party in connection with the Transaction and that none of the other Parties has the status of a client of any of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or the Company Entities, on the one hand, and Seller and its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company Entities, and even though Seller’s Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.
(b) Seller and its Affiliates and Buyer and its Affiliates (including the Company Entities following the Closing with respect to Buyer) acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the Company Entities or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the Transaction or otherwise, (i) as to all communications among Seller’s Counsel, the Company Entities, Seller or any of its Affiliates in connection with the preparation, analysis, sale process, negotiation, documentation and/or consummation of the Transaction and any similar or related actions, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company Entities), and may be controlled by Seller or its Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates, and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company Entities or their respective Affiliates in connection with the preparation, analysis, sale process, negotiation, documentation and/or consummation of the Transaction and any similar or related actions, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Seller’s Counsel’s duty of confidentiality. Accordingly, notwithstanding anything to the contrary herein, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights, and (i) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Entities by reason of any attorney-client relationship between Seller’s Counsel and the Company Entities or otherwise in connection with the preparation, analysis, sale process, negotiation, documentation and/or consummation of the Transaction and any similar or related actions.
(c) If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the consent of Seller.
Section 10.14  Governing Law. THIS AGREEMENT AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA. THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT OR RAISE IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM, DEFENSE OR ARGUMENT THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3, OR TO THE AGENT DESIGNATED PURSUANT TO SECTION 6.21, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW,

SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.16 Waiver of Sovereign Immunity. Each Party hereby agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes. As such, each Party hereby consents to any relief and the issue of any process in any proceeding related to this Agreement, including any proceeding to enforce or execute upon a judgment or award arising out of or related to this Agreement; and, in any proceeding related to this Agreement, each Party hereby irrevocably and unconditionally waives and agrees not to plead any immunity that it, or its property or assets (irrespective of their use or intended use), has or may hereafter acquire by virtue of its relationship with, or possible congruence with, any sovereign or sovereign entity, or sovereign’s agents, representatives, employees or other individuals (such as immunity from service of process, immunity from the jurisdiction of any court or immunity from order or attachment of a court), including, for the avoidance of doubt, prejudgment attachment. For the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of such party.
Section 10.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signed counterparts of this Agreement may be delivered by scanned .pdf image.
Section 10.18 Currency Matters.
(a) All payments hereunder shall be made in Dollars. Each Party’s obligations hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in, or converted into, any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the respective party of the full amount of Dollars expressed to be payable to such party under this Agreement.
(b) Except as expressly set forth herein, in all cases where it is necessary for the determination of any amount included in the calculation of the Preliminary Purchase Price or the Final Purchase Price to determine or specify an amount in Dollars where the underlying value of such amount is expressed in a currency other than Dollars, such value shall be converted into Dollars at the Exchange Rate.
Section 10.19 Disclosure Schedules. There may be included in the Seller Disclosure Schedule items and information, the disclosure of which is not required either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article VI. Inclusion of any items or information in the Seller Disclosure Schedule shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or is reasonably likely to result in a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section and/or subsection of this Agreement to which the items or information in such Disclosure Schedules relates; provided, that any information set forth in one section or subsection pertaining to the representations, warranties and covenants of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, shall be deemed to apply to each other section or subsection thereof pertaining to representations, warranties and covenants to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to such other sections or subsections of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be. Nothing in the Seller Disclosure Schedule shall constitute an admission of any liability or obligation of any Party to any third party, nor an admission to any third party against the interests of any or all of the Parties.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
SELLER:
SEMPRA ENERGY INTERNATIONAL HOLDINGS N.V.

By:	/s/ Jason van Eijk
Name:	Jason van Eijk
Title:	Managing Director A

By:	/s/ Dirk van Slooten
Name:	Dirk van Slooten
Title:	Managing Director B

BUYER:
CHINA YANGTZE POWER INTERNATIONAL (HONGKONG) CO, LIMITED

By:	/s/ Feng Xie
Name:	Feng Xie
Title:	Director

Schedule C

Purchase Price Calculation Schedule
(To be attached)

Schedule D

Form of the Funds Flow Schedule
(To be attached)

Schedule E

Form of Closing Adjustment Certificate
(To be attached)

Exhibit B
Officers’ List and Releasing Company Entities’ List
(To be attached)

Exhibit C-1
Form of Officers’ Resignation Letter
(To be attached)

Exhibit C-2
Form of Releasing Company Entities’ Resolutions
(To be attached)

Exhibit D
Form of Buyer Share Certificate
(To be attached)

Exhibit E
Instrument of Transfer of Shares

(See attached)
SHARE TRANSFER FORM

FULL NAME AND ADDRESS Sempra Energy International Holdings N.V.
OF TRANSFEROR:   Olympic Plaza, Fred. Roeskestraat 123
            Amsterdam, 1076 EE
            The Netherlands

FULL NAME AND ADDRESS [●]
OF TRANSFEREE:   [Address]

FULL NAME OF COMPANY: SEMPRA AMERICAS BERMUDA LTD

NUMBER AND FULL
DESCRIPTION OF SHARES: 12,500 SHARES

CONSIDERATION:   Pursuant to a sale and purchase agreement dated September 27, 2019 and made between the Transferor and the Transferee.

Executed as a Deed this ___ day of ____ __ 2019